Filed Pursuant to Rule 424(b)(3)

Registrations No. 333-235079

PROSPECTUS

500,000 Shares of Common Stock Underlying Convertible Notes

1,125,000 Shares of Common Stock Issuable upon Exercise of Warrants

This prospectus relates to the offering and resale by the Selling Security Holder identified herein of up to 1,625,000 shares of Common Stock of Quantum Computing Inc. (the “Company”). These shares include 500,000 shares of Common Stock underlying that certain Convertible Promissory Note (the “Note”) issuable to the Selling Security Holder, and 1,125,000 shares of Common Stock issuable upon exercise of warrants (collectively, the “Warrants”) issued and sold to the Selling Security Holder in connection with the Note. The Note and Warrants were issued to the Selling Security Holder pursuant to that certain Securities Purchase Agreement, dated October 14, 2019, by and between the Company and the Selling Security Holder.

The Selling Security Holder may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 26 of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Security Holder.

Our Common Stock is quoted for trading on the OTCQB Marketplace (OTCQB) under the symbol “QUBT”. As of November 21, 2019, the closing bid price for our Common Stock as reported on the OTCQB was $2.96 per share.

The Selling Security Holder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Our auditors have issued a going concern opinion. For more information please see the going concern opinion on page F-1 and the risk factors herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 6, 2019.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

i

ABOUT THIS PROSPECTUS

Neither we, nor the selling stockholder, have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Common Stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

No person should rely on the information contained in this document for any purpose other than participating in this offering, and only the prospectus dated December 6, 2019, is authorized by us to be used in connection with this offering. The prospectus will only be distributed by us and the selling stockholder and no other person has been authorized by us to use this document to offer or sell any of our securities.

In this prospectus, “Quantum,” “we,” “us,” “our”, the “Company” or “our Company” refer to Quantum Computing Inc., a Delaware corporation, unless the context indicates otherwise.

This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for

ii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock and warrants, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal year ended December 31, 2018 is sometimes referred to herein as fiscal year 2018. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or refer to Quantum Computing Inc., a Delaware corporation, unless the context indicates otherwise.

BUSINESS

History

Quantum Computing Inc. (“QCI” or the “Company”), was incorporated in the State of Nevada on July 25, 2001 as Ticketcart, Inc. Ticketcart’s original business plan involved in the sale of ink-jet cartridges online. Ticketcart offered remanufactured and compatible cartridges for Hewlett-Packard, Epson, Lexmark, and Canon inkjet printers. On July 25, 2007, Ticketcart, Inc. acquired Innovative Beverage Group, Inc. and changed its name to Innovative Beverage Group Holdings, Inc. (“IBGH”) to better reflect its business operations at the time which was beverage distribution and product development. In 2013, IBGH ceased operations. On May 22, 2017, one of IBGH’s shareholders, William Alessi (the “Plaintiff”), filed suit against the Company alleging “(1) fraud; and (2) breach of fiduciary duties of care, loyalty and good faith to the Corporation’s shareholders.”   Mr. Alessi’s complaint alleged that the officers and directors of IBGH had abandoned it and allowed the Company’s assets to be wasted, causing injury to the Company and its shareholders.   Mr. Alessi sought damages of $30,000 for each claim, plus reimbursement of filing costs of $1,000, and the appointment of a Receiver for the Company.

On August 28, 2017, the North Carolina Court, Superior Court Division (the “North Carolina Court”), entered a default judgment for Plaintiff and appointed an exclusive Receiver (the “Receiver”) over the Company. The default judgment provided that Innovative Beverage Group Holdings, Inc. was (i) to issue to the Plaintiff 18,500,000 shares of free-trading stock without registration under Section 3(a)(10) of the Securities Act of 1933, as amended, (ii) issue 100,000,000 shares of stock to Innovative Beverage Group Holdings, Inc.’s treasury, and (iii) that the receivership be terminated upon any change of control, and that any and all claims against Innovative Beverage Group Holdings, Inc. that were not submitted to the Receiver as of September 16, 2017, were disallowed. On October 4, 2017 the Receiver filed Articles of Incorporation in North Carolina for Innovative Beverage Group Holdings, Inc., a wholly-owned subsidiary of the Company, (“IBGH North Carolina”). On October 26, 2017, Innovative Beverage Group, redomiciled to North Carolina.

On January 22, 2018, while the Company was in receivership, the Company (acting through the court-appointed receiver in her capacity as CEO and sole Director of the Company) sold 500,000 shares (the “CRG Shares”) of its common stock to Convergent Risk Group (“CRG”), an entity owned and operated by the Company’s Chief Executive Officer, Robert Liscouski, for $155,000. On February 21, 2018, by written consent of the majority shareholder (Convergent Risk), Mr. Robert Liscouski (the Chief Executive Officer of Convergent Risk) and Mr. Christopher Roberts were elected as members of the Company’s Board of Directors. Mr. Liscouski was simultaneously elected as Chairman of the Board. The majority shareholder also directed the Company to take the necessary action to change its domicile from North Carolina to Delaware and change its name to Quantum Computing Inc. On February 21, 2018 the Company filed Articles of Conversion in North Carolina to convert the Company to a Delaware corporation with the name changed to Quantum Computing Inc. On February 22, 2018 the Company filed a Certificate of Conversion in Delaware to convert to a Delaware corporation with the name changed to Quantum Computing Inc. and re-domiciled to the state of Delaware on February 23, 2018.

Business Overview

Quantum Computing Inc. (OTCQB: QUBT) is a technology company that is an emerging leader in the development of “quantum-ready” software application and solutions for companies looking to leverage the capabilities of quantum computing and quantum computing-inspired processing capabilities. We plan to leverage our collective expertise in finance, computing, mathematics, physics, and software development to develop a suite of quantum software applications that may enable global industries to utilize quantum computers and simulators to improve their processes, profitability, and security. We believe the quantum computer holds the potential to disrupt several global industries, and may be one of the most significant technological advances in processing capability.

The Company has adopted a “two-division” development strategy for quantum computing applications:

-	Software Applications to solve high value compute-intensive problems, and
-	Software Stack that enables the Software Applications to run on a variety of quantum computers, including annealers and gate quantum computers.

The initial focus for our Software Application division is the financial services sector. We anticipate other potential markets for quantum computing applications include industries in the field of machine learning, logistics, healthcare, and cybersecurity.

We intend to be a leading provider of software that run on quantum computers. we are focused on being an enabler – creating software that will realize the advantages of advanced computing hardware for clients aiming to be “Quantum Ready”.

The first commercial market for which we are developing a software product to be adopted is in the financial technology or “FinTech” market, for which we are developing quantitative financial related products such as a financial portfolio optimizer. The portfolio optimizer is designed to help financial advisors and investment managers allocate their capital across multiple asset classes or investment options (stocks bonds, commodities, ETFs, etc.) so as to achieve the highest return with the lowest expected aggregate risk. The finance industry has used quantitative finance software applications for several decades. However, existing products have been limited in their performance due to the lack of computing power needed to solve the relevant classes of optimization problems.

Our longer term software development plan targets the optimization problems known as NP-complete problems, which are a class of mathematical problems that can in principle be solved by conventional computers but the solution requires time that grows exponentially with the size of the problem. These NP-complete problems require complex calculations, which cannot currently be performed in reasonable amounts of time for problem sizes relevant to many industrial uses using conventional computer systems. These problems are intractable because of the inability of classical bit-based systems to handle combinatorial problems at scale. The recent developments in quantum annealing and other quantum hardware suggests that these new technologies may soon deliver computational benefit.

Additional application markets we intend to explore beyond FinTech include Big Data, Artificial Intelligence, Healthcare, and Cybersecurity. We believe these are natural markets for quantum computing, due to the immense computer power required to process large data sets, which have experienced exponential growth in size and complexity in recent years. We are in the process of negotiating partnerships with Artificial Intelligence and Big Data firms to develop algorithms to identify behavioral trends and characteristics based on commercially available signals and geo-location data. We believe our focus and expertise have positioned the Company to pursue contract opportunities in the US government and commercial sectors based on our experience in specific areas of counterterrorism and behavioral analysis.

To achieve these goals, we have assembled a team with deep expertise in financial services, quantitative and applied mathematics, high-performance computing, quantum physics, and machine learning fields. We plan to file patents for new technology we may develop over the coming months based on our current progress, but we cannot guarantee this timeline or that we will be awarded any such patents in the future.

Recent Developments

The Auctus Financing

Effective October 16, 2019 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “SPA”) by and between the Company and Auctus Fund, LLC, a Delaware limited liability company (“Auctus”, and the “Selling Security Holder”), pursuant to which Auctus purchased from the Company, for a purchase price of $500,000 (the “Purchase Price”): (i) a Convertible Promissory Note in the principal amount of $500,000.00 (the “Note”); (ii) a common stock purchase warrant permitting Auctus to purchase up to 500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $2.75 per share (the “First Warrant”); (iii) a common stock purchase warrant permitting Auctus to purchase up to 350,000 shares of the Company’s Common Stock at an exercise price of $3.75 per share (the “Second Warrant”); and (iv) a common stock purchase warrant permitting Auctus to purchase up to 275,000 shares of the Company’s Common Stock at an exercise price of $4.75 per share (the “Third Warrant” and together with the First Warrant and the Second Warrant, the “Warrants”, and together with the Note, the “Securities”).

Competition

To our knowledge, there are over 130 companies, research institutions and universities who are engaged in research and development relating to quantum computing. These entities range in size, from diversified global companies with significant research and development resources, to smaller privately funded startups whose narrower product focuses may let them be more effective in deploying resources towards a specific industry demand. Our business objectives and immediate product focuses put us in direct competition with existing software vendors for high performance computing, who may not be operating in the quantum computing ecosystem. The software segment of the quantum computing ecosystem is still in its infancy, and to our knowledge, a market-dominant entity has not yet been established. Due to the high price point of quantum computing hardware, novel business models may emerge to adapt to consumer preferences in the high-performance computing industry. Our ability to evolve and adapt rapidly over an extended period of time will be critical in remaining competitive.

In the area of quantum computer hardware systems, competitors include privately funded startups such as D-Wave, ATOS, and Rigetti Computing, as well as large IT firms such as Microsoft, IBM, and Google who have all announced laboratory projects focusing on developing quantum computers. Since 2013 Google has been working with NASA and the Universities Space Research Association to establish the Quantum Artificial Intelligence Laboratory, using quantum computers built by D-Wave. In September 2019, Google announced that it had achieved “Quantum Supremacy”, which is a milestone in quantum computing, referring to the ability of quantum computer to perform calculations in seconds which would not be possible using classical computers in any realistic period of time. In March 2017 IBM announced a 17 QBIT prototype commercial processor and made accessible (via the IBM cloud) a 16 QBIT quantum computer for use by developers, programmers and researchers. In 2018 Intel announced a superconducting quantum test chip with 49 QBITS. In March 2018, Google announced it had a new quantum processor, codenamed “Bristlecone”. Microsoft has been active in quantum research since 2005 when the company established a research lab to study topological quantum computing. In December 2017 Microsoft released a preview version of its Quantum Development Kit. The National Security Agency has funded some research into quantum computing and encryption algorithms, but much of this work is classified so the nature of the work and the companies performing it are not known. D-Wave has been developing quantum computers since 2004 and has several computer products on the market.

Competition in quantum software applications is likely to come from established IT firms such as Microsoft and Google, but there are also several private companies such as 1Qbit, a startup venture focused on developing quantum computing applications for the finance industry, Rigetti Computing, a US based quantum computing startup, announced in late 2017 that it was working on a hybrid quantum algorithm, one that would use conventional computers to handle much of the computation, and hand off parts of the computation to specialized quantum hardware when that additional power was needed. In July 2019 Rigetti Computing acquired QX Branch, a small developer of quantum software, and has announced that they are developing cloud-based quantum computing applications to run on their proprietary computers.

Competition in quantum encryption is expected from ID Quantique (Switzerland), MagiQ Technologies (US), Nucrypt (US), Infineon Technologies (Germany), Qutools (Germany), Quintessence Labos (Australia), Crypta Labs (UK), PQ Solutions (U), and Qubitekk (US). These companies currently offer quantum cryptography solutions to commercial clients around the world.

Companies such as Bra-ket Science (Austin, TX) and BraneCell (Cambridge, MA) are focusing on developing quantum hardware that will allow quantum hardware to operate at room temperature, thus dramatically reducing costs to build and operate quantum computers. However, those technologies are not yet commercially available. To date, the only commercially available quantum computers on the market are those manufactured by D-Wave. However, the D-Wave computer, which is a quantum annealer not a general-purpose quantum computer, is currently only capable of solving one specific class of optimization problems. According to CNBC, D-Wave has sold quantum computers to customers including Temporal Defense Systems, Lockheed Martin, Google and NASA. Temporal Defense was the first customer for D-Wave’s latest model the D-Wave 2000Q, a $15 million quantum annealer capable of computations utilizing 2,048 QBITS.

For those wishing to develop and test quantum algorithms, companies such as D-Wave, Google, Microsoft, IBM, Rigetti, Fujitsu (Japan) and Alibaba (China) offer developers access to their quantum hardware via cloud based development platforms. While the computers at all of the aforementioned firms are relatively limited in their capability due to their low number of operational QBITS, developers can not only test quantum algorithms, but can determine the scope of the speed increase that the quantum systems offer over conventional computers.

According to BCC Research, as of October 1, 2017, 63% percent of all quantum computing-related patents filed were hardware related. Software and applications account for nearly 20 percent of the quantum computing related patents. Also, according to BCC Research, 599 patents relating to quantum computing have been issued between 2008 and 2017. The top three holders for patents are, in descending order, D-Wave, IBM, and Microsoft. D-Wave has been issued 159 US patents and has filed for an additional 79. IBM holds 83 patents and has filed for an additional 42. Microsoft holds 41 and has filed for 43 more.

Risks

We are subject to a number of risks. You should read the “Risk Factors” section of this prospectus beginning on page 9 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Government Regulation and Incentives

The US government does not currently have comprehensive regulations in place governing the field of quantum computing and quantum information science, largely because the field is so new. However, there are regulations in place, or under discussion, governing some of the potential application areas to which quantum computing may be applied. These are discussed below.

Encryption

The U.S. government has historically tightly regulated the export of cryptographic technologies under the Arms Export Control Act and the associated International Traffic in Arms regulations (ITAR) as a form of munition. The logic behind the export restrictions is that the ability to secure information has great value to the military and intelligence agencies, and the US Government does not want those technologies sold or distributed to foreign adversaries. These regulations were relaxed in 1996 by executive order, but restrictions are still in place under the Export Administration Act that limit the export of some advanced encryption methods and technologies. Export of commercial encryption products to certain designated countries and terrorist groups is restricted, as are exports of military quality encryption technologies. Restrictions on encryption technology are in place in many other countries but the extent of regulation varies widely from country to country. Domestically, encryption technology is largely unregulated but law enforcement, intelligence and investigative agencies work closely with encryption technology developers to enable the US government to access encrypted data under certain conditions. We believe that the quantum encryption and decryption products that QCI plans to develop can be marketed to government agencies seeking to unlock encrypted data or to encrypt and protect sensitive government data from unauthorized exposure.

Financial Algorithms

US firms and FINRA members that use financial algorithms to conduct high frequency trading are subject to SEC and FINRA regulations that govern their trading activities under long standing rules governing supervision and control practices to reduce the likelihood of market disruptions and ensure effective communication between the firm’s compliance staff and its trading strategy personnel. Additional regulation on financial algorithms has been proposed by the Commodity Futures Trading Commission (“CFTC”) aimed at limiting the potential for financial algorithms and high frequency trading to disrupt markets. The proposed regulations would require firms using such algorithms to implement pre-trade risk controls, limit self-trading and make the source code of the software programs available to the government upon request. To the Company’s knowledge, these regulations, especially the mandatory source code disclosure provisions, have been vigorously opposed by the industry and have not yet been implemented.

The government agencies charged with regulating financial markets in the US and around the world have so far not closely regulated financial algorithms or algorithmic trading, but that could change in response to future market events. The benefit of algorithmic trading is that it can bring greater liquidity, transparency and accountability to markets, and also reduces price variations between global markets. Financial markets in many developing countries have benefited from implementation of algorithmic trading. There are, of course, limitations to what financial algorithms can accomplish today with conventional super computers, and when multiple algorithms trade in lockstep a single price fluctuation can trigger a cascade of downward trades that can crash a market very quickly, before human intervention can stop the downward spiral. This phenomenon is known as a “Flash Crash” and regulators have imposed some regulations to slow down or suspend trading when a market drops more than a fixed percentage in a short period of time. We are not currently planning on developing quantum software for high speed algorithmic trading, so if regulations are imposed in that area, they might not directly impact our business. However, any regulatory process that limits innovation in financial technology could reduce market interest in our FinTech products.

Other Corporate Information

General information

Our business address is 215 Depot Court SE, Suite 215, Leesburg, VA 20175. Our phone number is (703) 436-2161. The information contained in, or that can be accessed through, our website is not part of this registration statement.

Reports to Security Holders

The public may read and copy any materials the Company files with the SEC in the SEC’s Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Properties

We maintain our current principal office at 215 Depot Court SE #215, Leesburg, VA 20175. Our telephone number at this office is (703) 436-2161. The Company leases approximately 350 square feet on a month-to-month basis in a multi-tenant facility that provides conference room space, 24/7 co-working space, and other services on an as-needed basis in Leesburg, VA. The facility lease can be terminated upon 30 days written notice by the Company. The Company also leases dedicated space for transmission equipment and 40 square feet of dedicated collocation space on a raised floor area in a data center building in Middletown, VA through a Master License and Service Agreement (MLSA). The Middletown Data Center facility provides 24/7 support services for the Company’s secure development environment and intra-company communications and data storage servers. The MLSA can be terminated upon 30 days’ notice by the Company.

Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to an aggregate of 1,625,000 shares of the Company’s Common Stock, consisting of 500,000 shares of our Common Stock by the Selling Security Holder that may be issued upon conversion of the Note, and up to 1,125,000 shares of our Common Stock by the Selling Security Holder that may be issued upon the exercise of Warrants.

In connection with the Private Offering, under the terms of the Registration Rights Agreement entered into with the Selling Security Holder on the same date and in connection with the Securities Purchase Agreement, we must register with the U.S. Securities and Exchange Commission 500,000 shares of Common Stock underlying the Notes, and 1,125,000 shares of Common Stock underlying the Warrants. The number of shares of Common Stock ultimately offered for resale by the Selling Security Holder depends upon how much of the Note and Warrants the Selling Security Holder elect to convert and exercise, respectively, and the liquidity and market price of our Common Stock.

Common Stock to be offering by the Selling Security Holder offered by us:	We are offering 1,625,000 shares of Common Stock consisting of: (i) 500,000 shares underlying the Note and (ii) 1,125,000 shares underlying the Warrants. The Note is convertible immediately and has a conversion price of: (i) $1.50, and (ii) 50% multiplied by the lowest trading price for the Common Stock during the twenty-five (25) trading day period ending on the latest complete trading day prior to the conversion date (representing a discount rate of 50%). The Warrants are exercisable immediately, have an exercise prices of $2.75, $3.75 and $4.75 per share and expire five years from the date of issuance.

Common Stock outstanding prior to this offering (1)	7,362,046

Common stock to be outstanding after the offering (1)	8,987,046 shares of common stock if the 500,000 shares of Common Stock underlying the Note are issued and 1,125,000 shares of common underlying the Warrants are also exercised in full.

Use of proceeds	We will not receive any proceeds from the sale of common stock by the Selling Security Holder. All of the net proceeds from the sale of our common stock will go to the Selling Security Holder as described below in the sections entitled “Selling Security Holder” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Security Holder. The Company shall use the proceeds from the sale of the Notes for working capital and other general corporate purposes and shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership, enterprise or other person (except in connection with its currently existing direct or indirect Subsidiaries).

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 before deciding to invest in our securities.

Trading symbol	Our common stock is currently quoted on the OTCQB under the trading symbol “QUBT”.

(1)

The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 7,362,046 shares outstanding as of November 21, 2019, and including or excluding the following as of such date:

●	Excludes 500,000 shares of Common Stock issuable upon conversion of the Note offered in this offering; and

●	Excludes 1,125,000 shares of Common Stock issuable upon exercise of the Warrants offered in this offering.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the fiscal year ended December 31, 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Additionally, the three months ended September 30, 2019 and 2018 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of September 30, 2019 are derived from our consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the quarter ended September 30, 2019 is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2019 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Statement of Operations

(Audited)

	Twelve Months Ended
	December 31,
	2018	2017
Total revenue	$-	$-
Cost of revenue	-	-
Gross profit	-	-
Salaries	520,327	-
Consulting	322,278
Research & Development	250,640	-
Stock Based Compensation	4,182,014	-
Selling General & Administrative -Other	523,694	175,000
Operating expenses	5,798,953	175,000

Loss from Operations	(5,798,953)	(175,000)

Interest Expense – Promissory Notes	87,307
Interest Expense - Beneficial Conversion Feature	3,995,500
Asset Impairment Charge	625,333
Other income (expense)	(4,708,140)	-

Federal income tax expense	-	-

Net loss	$(10,507,093)	$(175,000)

Weighted average shares - basic and diluted	4,724,161	943,735
Loss per share - basic and diluted	$(2.22)	$(0.19)

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Statement of Operations

(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Total revenue	$-	$-	$-	$-
Cost of revenue	-	-	-	-
Gross profit			-	-
Salaries	352,380	523,456	120,653	242,133
Consulting	254,052	233,232	80,090	104,113
Research & Development	553,376	155,421	256,928	77,700
Stock Based Compensation	214,884	24,192,000	(1,343,866)	24,192,000
Selling General & Administrative -Other	407,269	323,994	102,036	103,099
Operating expenses	1,781,961	25,418,103	(784,159)	24,719,045
Loss from Operations	(1,781,961)	(25,418,103)	784,159	(24,719,045)
Interest Income – Money Market	8,522	-	1,479	-
Interest Expense – Promissory Notes	(125,157)	(30,684)	(15,333)	(30,684)
Interest Expense - Beneficial Conversion Feature	-	(3,481,000)	-	(2,256,000)
Asset Impairment Charge	-	-	-	-
Other income (expense)	(116,635)	(3,511,684)	(13,854)	(2,286,684)

Federal income tax expense	-	-	-	-

Net loss	$(1,898,596)	$(28,929,787)	$770,305	$(27,005,729)

Weighted average shares - basic and diluted	7,362,046	5,918,862	7,362,046	5,918,862
Loss per share - basic and diluted	$(0.26)	$(4.89)	$0.10	$(4.56)

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Balance Sheets

	December 31,	December 31,
	2018	2017
ASSETS

Current assets
Cash and cash equivalents	$1,767,080	$-
Prepaid Expenses	23,179	-
Fixed Assets (net of depreciation)	6,897	-
Total assets	$1,797,156	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$54,018	$1,500
Accrued Expenses	89,584	-
Convertible promissory notes – related party	100,000	-
Convertible promissory notes	3,070,500	-
Total liabilities	3,314,102	1,500

Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 250,000,000 and 247,000,000 shares authorized; 4,724,161 and 943,735 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	472	94
Additional paid-in capital	10,935,029	9,871,180
APIC-Beneficial Conversion Feature in Equity	3,995,500
APIC-Stock Based Compensation	4,031,920
Subscription Receivable	(100,000)
Accumulated deficit	(20,379,867)	(9,872,774)
Total stockholders’ equity (deficit)	(1,516,946)	(1,500)
Total liabilities and stockholders’ equity (deficit)	$1,797,156	$-

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Balance Sheets

(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS

Current assets
Cash and cash equivalents	$308,397	$1,767,080
Prepaid Expenses	7,377	23,179
Lease right-of-use	-	-
Fixed Assets (net of depreciation)	18,543	6,897
Total assets	$334,317	$1,797,156

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$161,893	$54,018
Accrued Expenses	103,555	89,584
Lease Liability	-	-
Convertible promissory notes – related party	100,000	100,000
Convertible promissory notes	1,009,000	3,070,500
Total liabilities	1,374,448	3,314,102

Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 250,000,000 shares authorized; 7,362,046 and 4,724,161 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	736	472
Additional paid-in capital	13,095,301	10,935,029
APIC-Beneficial Conversion Feature in Equity	3,995,500	3,995,500
APIC-Stock Based Compensation	4,246,794	4,031,920
Subscription Receivable	(100,000)	(100,000
Accumulated deficit	(22,278,462)	(20,379,867)
Total stockholders’ equity (deficit)	(1,040,131)	(1,516,946)
Total liabilities and stockholders’ equity (deficit)	$334,317	$1,797,156

RISK FACTORS

An investment in our Common Stock involves a high degree of risk.  Before deciding whether to invest in our Common Stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus and the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering.  If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed.  This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment.  The risks described below and in the documents referenced above are not the only ones that we face.  Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to Our Business

We have a limited operating history.

The Company was incorporated under the laws of the State of Delaware on February 22, 2018 and has engaged in limited operations to date. Accordingly, the Company has only a limited operating history with which you can evaluate its business and prospects. An investor in the Company must consider its business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early-stage companies, including limited capital, delays in product development, possible marketing and sales obstacles and delays, inability to gain customer and merchant acceptance or inability to achieve significant distribution of our products and services to customers. The Company cannot be certain that it will successfully address these risks. Its failure to address any of these risks could have a material adverse effect on its business.

WE HAVE A HISTORY OF ACCUMULATED DEFICITS, RECURRING LOSSES AND NEGATIVE CASH FLOWS FROM OPERATING ACTIVITIES. WE MAY BE UNABLE TO ACHIEVE OR SUSTAIN PROFITABILITY OR CONTINUE AS A GOING CONCERN.

To date, we have not yet recorded revenues from the sale of our products. If we are unable to generate revenues, we will not be able to achieve and maintain profitability. Beyond this, we may incur significant losses in the future for a number of reasons including other risks described in this document, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not ever be able to achieve profitability. We incurred negative cash flows from operating activities and recurring net losses in fiscal years 2018 and 2017. As of December 31, 2018 and 2017, our accumulated deficit was $20,379,867 and $9,872,774, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty. In order for us to remove substantial doubt about our ability to continue as a going concern, we must achieve profitability, generate positive cash flows from operating activities and obtain necessary debt or equity funding. If we are unable to increase revenues or obtain additional financing, we will be unable to continue the development of our products and services and we may have to cease operations. In that event you could lose your entire investment.

Our consolidated financial statements have been prepared on the assumption that we will continue as a going concern. Our independent registered public accounting firms have included an explanatory paragraph in our consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 stating that the Company’s ability to continue as a going concern is dependent upon its ability to develop additional sources of capital or ultimately acquire an entity which the Company hopes will become profitable at some time in the near future. To date, it has been necessary to rely upon debt and the sale of our equity securities to sustain operations. Our management anticipates that we will require additional capital to fund ongoing operations without taking into account the proceeds from this offering.

There can be no guarantee that we will be able to obtain such funds, or obtain them on satisfactory terms, and that such funds would be sufficient. If such additional funding is not obtained, we may be required to scale back or cease operations.

We are not profitable and may never be profitable.

Since inception through the present, we have been dependent on raising capital to support our working capital needs. During this same period, we have recorded net accumulated losses and are yet to achieve profitability. Our ability to achieve profitability depends upon many factors, including its ability to develop and commercialize our websites. There can be no assurance that we will ever achieve any significant revenues or profitable operations.

Our operating expenses exceed our revenues and will likely continue to do so for the foreseeable future.

We are in an early stage of our development and we have not generated any revenues to offset our operating expenses. Our operating expenses will likely continue to exceed our operating income for the foreseeable future, until such time as we are able to monetize our brands and generate substantial revenues, particularly as we undertake payment of the increased costs of operating as a public company.

We will need additional capital, which may be difficult to raise as a result of our limited operating history or any number of other reasons.

We expect that we will have adequate financing for the next 3-4 months. However, in the event that we exceed our expected growth, we would need to raise additional capital. There is no assurance that additional equity or debt financing will be available to us when needed, on acceptable terms or even at all. Our limited operating history makes investor evaluation and an estimation of our future performance substantially more difficult. As a result, investors may be unwilling to invest in us or such investment may be on terms or conditions which are not acceptable. In the event that we are not able to secure financing, we may have to scale back our growth plans or cease operations.

We have not adopted various corporate governance measures, and as a result stockholders may have limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Because our securities are not yet listed on a national securities exchange, we are not required to adopt these corporate governance measures and have not done so voluntarily in order to avoid incurring the additional costs associated with such measures. Among these measures is the establishment of independent committees of the Board of Directors. However, to the extent a public market develops for our securities, such legislation will require us to make changes to our current corporate governance practices. Those changes may be costly and time-consuming. Furthermore, the absence of the governance measures referred to above with respect to our Company may leave our shareholders with more limited protection in connection with interested director transactions, conflicts of interest and similar matters.

FAILURE TO IDENTIFY ERRORS IN THE QUANTITATIVE MODELS WE UTILIZE TO MANAGE ITS BUSINESS COULD ADVERSELY IMPACT PRODUCT PERFORMANCE AND CLIENT RELATIONSHIPS.

We employ various quantitative models. Any errors in the underlying models or model assumptions could have unanticipated and adverse consequences on our business and reputation.

WE MAY BE UNABLE TO DEVELOP NEW PRODUCTS AND SERVICES AND THE DEVELOPMENT OF NEW PRODUCTS AND SERVICES MAY EXPOSE US TO ADDITIONAL COSTS OR OPERATIONAL RISK.

Our financial performance depends, in part, on its ability to develop, market and manage new products and services. The development and introduction of new products and services require continued innovative efforts and may require significant time and resources as well as ongoing support and investment. Substantial risk and uncertainties are associated with the introduction of new products and services, including the implementation of new and appropriate operational controls and procedures, shifting client and market preferences, the introduction of competing products or services and compliance with regulatory requirements.

Our proprietary technology may be subject to claims for infringement or misappropriation of intellectual property rights of others, or may be infringed or misappropriated by others.

We rely, and may rely in the future, upon a combination of license agreements, confidentiality policies and procedures, confidentiality provisions in employment agreements, confidentiality agreements with third parties and technical security measures to maintain the confidentiality, exclusivity and trade secrecy of our proprietary information. We also rely, and most likely will rely in the future, on trademark and copyright laws to protect our intellectual property rights in the United States and abroad. Despite our protective measures and intellectual property rights, we may not be able to adequately protect against theft, copying, reverse engineering, misappropriation, infringement or unauthorized use or disclosure of our intellectual property, which could have an adverse effect on our competitive position.

We may become subject to legal proceedings that could have a material adverse impact on our financial position and results of operations.

From time to time and in the ordinary course of our business, we and certain of our subsidiaries may become involved in various legal proceedings. All such legal proceedings are inherently unpredictable and, regardless of the merits of the claims, litigation may be expensive, time-consuming and disruptive to our operations and distracting to management. If resolved against us, such legal proceedings could result in excessive verdicts, injunctive relief or other equitable relief that may affect how we operate our business. Similarly, if we settle such legal proceedings, it may affect how we operate our business. Future court decisions, alternative dispute resolution awards, business expansion or legislative activity may increase our exposure to litigation and regulatory investigations. In some cases, substantial noneconomic remedies or punitive damages may be sought. Although we maintain liability insurance coverage, there can be no assurance that such coverage will cover any particular verdict, judgment or settlement that may be entered against us, that such coverage will prove to be adequate or that such coverage will continue to remain available on acceptable terms, if at all. If we incur liability that exceeds our insurance coverage or that is not within the scope of the coverage in legal proceedings brought against us, it could have an adverse effect on our business, financial condition and results of operations.

●	Certification, licensing or regulatory requirements with regard to the technology we expect to develop relating to financial and cybersecurity applications;

●	Unexpected changes in regulatory requirements such as the National Quantum Initiative Act or other federal or state laws that may require us to take certain actions; and

●	Changes to or reduced protection of intellectual property rights in some countries which may affect or ability to protect and maintain intellectual property rights relating to our applications.

We intend to continue strategic business acquisitions and other combinations, which are subject to inherent risks.

In order to expand our solutions, services, and grow our market and client base, we may continue to seek and complete strategic business acquisitions and other combinations that we believe are complementary to our business. Acquisitions have inherent risks which may have a material adverse effect on our business, financial condition, operating results or prospects, including, but not limited to: 1) failure to successfully integrate the business and financial operations, services, intellectual property, solutions or personnel of an acquired business and to maintain uniform standard controls, policies and procedures; 2) diversion of management’s attention from other business concerns; 3) entry into markets in which we have little or no direct prior experience; 4) failure to achieve projected synergies and performance targets; 5) loss of clients or key personnel; 6) incurrence of debt or assumption of known and unknown liabilities; 7) write-off of software development costs, goodwill, client lists and amortization of expenses related to intangible assets; 8) dilutive issuances of equity securities; and, 9) accounting deficiencies that could arise in connection with, or as a result of, the acquisition of an acquired company, including issues related to internal control over financial reporting and the time and cost associated with remedying such deficiencies. If we fail to successfully integrate acquired businesses or fail to implement our business strategies with respect to these acquisitions, we may not be able to achieve projected results or support the amount of consideration paid for such acquired businesses.

If we are unable to manage our growth in the new markets in which we offer solutions or services, our business and financial results could suffer.

Our future financial results will depend in part on our ability to profitably manage our business in the new markets that we enter. Difficulties in managing future growth in new markets could have a significant negative impact on our business, financial condition and results of operations.

We rely heavily on our management, and the loss of their services could adversely affect our business.

Our success is highly dependent upon the continued services of our management including our Chief Executive Officer, Robert Liscouski, and our Chief Financial Officer, Mr. Christopher Roberts. The loss of Mr. Liscouski’s and/or Mr. Roberts’ services would have a material adverse effect on the Company and its business operations.

OUR CHIEF FINANCIAL OFFICER IS NOT A FULL-TIME EMPLOYEE.

Our Chief Financial Officer, Mr. Christopher Roberts, is an independent contractor and shares time with other clients. The inability to retain a full-time Chief Financial Officer, Principal Financial Officer or governor of the financial responsibilities of the Company may impair our ability to meet our reporting obligations and implement financial controls to protect the Company.

WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH AND MARKETING STRATEGY SUCCESSFULLY OR ON A TIMELY BASIS OR AT ALL.

Our future success depends, in large part, on our ability to implement our growth strategy of expanding distribution and sales of our product portfolio, attracting new consumers and introducing new product lines and product extensions.

Our sales and operating results will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

CYBER SECURITY RISKS AND THE FAILURE TO MAINTAIN THE INTEGRITY OF DATA BELONGING TO OUR COMPANY COULD EXPOSE US TO DATA LOSS, LITIGATION AND LIABILITY, AND OUR REPUTATION COULD BE SIGNIFICANTLY HARMED.

We may from time to time collect and retain large volumes of data relating to our business and from our customers for business purposes, including for transactional and promotional purposes, and our various information technology systems enter, process, summarize and report such data. The integrity and protection of this data is critical to our business. Maintaining compliance with the evolving regulations and requirements applicable to data security and information privacy protection could be difficult and may increase our expenses. In addition, a penetrated or compromised data system or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss or fraudulent or unlawful use of data relating to our company or our employees, independent distributors or preferred customers, which could harm our reputation, disrupt our operations, or result in remedial and other costs, fines or lawsuits.

COMPUTER MALWARE, VIRUSES, HACKING, PHISHING ATTACKS AND SPAMMING COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, computer hacking and phishing attacks against online networking platforms have become more prevalent and may occur on our systems in the future.

Any attempts by hackers to disrupt our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation or brand. Our network security business disruption insurance may not be sufficient to cover significant expenses and losses related to direct attacks on our website or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our products and services and technical infrastructure may harm our reputation, brand and our ability to attract customers. Any significant disruption to our website or internal computer systems could result in a loss of customers and could adversely affect our business and results of operations.

We have previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our mobile application is unavailable when customers attempt to access it or it does not load as quickly as they expect, customers may seek other services.

Our platform functions on software that is highly technical and complex and may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been deployed. Any errors, bugs, or vulnerabilities discovered in our code after deployment, inability to identify the cause or causes of performance problems within an acceptable period of time or difficultly maintaining and improving the performance of our platform, particularly during peak usage times, could result in damage to our reputation or brand, loss of revenues, or liability for damages, any of which could adversely affect our business and financial results.

We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

GROWING OUR CUSTOMER BASE DEPENDS UPON THE EFFECTIVE OPERATION OF OUR APPLICATIONS WITH OPERATING SYSTEMS, NETWORKS AND STANDARDS THAT WE DO NOT CONTROL.

We will be dependent on the interoperability of our applications with operating systems that we do not control, and any changes in such systems that degrade our potential products’ functionality or give preferential treatment to competitive products could adversely affect the usage of our applications on mobile devices. Additionally, in order to deliver high quality products, it is important that our products work well with a range of mobile technologies, systems, networks and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks or standards.

WE MAY NEVER DEVELOP ANY PRODUCTS TO COMMERCIALIZE.

We have invested a substantial amount of our time and resources in developing various new products and computing technologies. Commercialization of these products will require additional development, clinical evaluation, significant marketing efforts and substantial additional investment before they can provide us with any revenue. Despite our efforts, these products may not become commercially successful products for a number of reasons, including but not limited to:

●	our products or technologies may not prove to be effective in trials;

●	we may experience delays in our development program;

●	any products or technologies that are approved may not be accepted in the marketplace;

●	we may not have adequate financial or other resources to complete the development or to commence the commercialization of our products or will not have adequate financial or other resources to achieve significant commercialization of our products;

●	we may not be able to manufacture any of our products in commercial quantities or at an acceptable cost;

●	rapid technological change may make our products obsolete;

●	we may be unable to effectively protect our intellectual property rights or we may become subject to claims that our activities have infringed the intellectual property rights of others; and

●	we may be unable to obtain or defend patent rights for our products or technologies.

THE MARKET OPPORTUNITY FOR OUR PRODUCTS AND TECHNOLOGIES MAY NOT DEVELOP IN THE WAYS THAT WE ANTICIPATE.

The demand for our products and technologies can change quickly and in ways that we may not anticipate because the market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements, changes in customer requirements and a limited ability to accurately forecast future customer orders. Our operating results may be adversely affected if the market opportunity for our products and services does not develop in the ways that we anticipate or if other technologies or products become more accepted or standard in our industry or disrupt our technologies and products.

WE FACE SIGNIFICANT COMPETITION AND MANY OF OUR COMPETITORS ARE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO.

Some of our product offerings and technologies compete and will compete with other similar products from our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distributional, personnel and other resources than we possess. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that our target end users may find attractive.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE ADVANTAGE, REDUCE OUR REVENUE, AND INCREASE OUR COSTS.

Our success and ability to compete depends and will depend in part on our ability to obtain and maintain the proprietary aspects of our technologies and products. We rely on a combination of trade secrets, patents, copyrights, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. We may not always be able to enforce these agreements and may fail to enter into any such agreement in every instance when appropriate. We may from time to time license from third party’s their brands or certain technology used in and for our products. These third-party licenses are granted with restrictions; therefore, such third-party technology may not remain available to us on terms beneficial to us. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, operating results, and financial condition. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

Patents may not issue from the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We cannot assure you that we will obtain registrations of principal or other trademarks in key markets in the future. Failure to obtain registrations could compromise our ability to protect fully our trademarks and brands, and could increase the risk of challenge from third parties to our use of our trademarks and brands.

WE MAY NOT BE ABLE TO PROTECT OUR SOURCE CODE FROM COPYING IF THERE IS AN UNAUTHORIZED DISCLOSURE OF SOURCE CODE.

Source code, the detailed program commands for our operating systems and other software programs, is critical to our business. Although we license portions of our application and operating system source code to several licensees, we take significant measures to protect the secrecy of large portions of our source code. If a significant portion of our source code leaks, we might lose future trade secret protection for that source code. It may become easier for third parties to compete with our products by copying functionality, which could adversely affect our revenue and operating margins. Unauthorized disclosure of source code also could increase the security risks described in the next paragraph.

OUR FAILURE TO KEEP PACE WITH RAPID TECHNOLOGY CHANGES COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS, FINANCIAL CONDITION AND FINANCIAL RESULTS.

The markets for our products and services are characterized by rapid technological developments and frequent changes in customer requirements. We must continually improve the performance, features and reliability of our products and services, particularly in response to competitive offerings, to keep pace with these developments. We must ensure that our products and services address evolving operating environments, devices, industry trends, certifications and standards. We also may need to develop products that are compatible with new operating systems while remaining compatible with existing, popular operating systems. Our business could be harmed by our competitors announcing or introducing new products and services that could be perceived by customers as superior to ours. We spend considerable resources on technology research and development, but our research and development resources are more limited than many of our competitors.

Our failure to introduce new or enhanced products on a timely basis, to keep pace with rapid industry, technological or market changes or to gain customer acceptance for our new and existing products and services, such as mobile device data protection, could have a material adverse effect on our business, financial condition and financial results.

IMPROVEMENTS TO PUBLIC KEY CRYPTOGRAPHY TECHNOLOGY COULD REDUCE DEMAND FOR OUR PRODUCTS AND SERVICES AND COULD NEGATIVELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND FINANCIAL RESULTS.

Our business will employ encryption technologies to encrypt and decrypt sensitive data. The security afforded by encryption depends on the integrity of the private key, which is predicated on the assumption that it is very difficult to mathematically derive the private key from the related public key with conventional computers. Our business plan calls for the development and marketing of quantum based encryption and decryption technologies, which are based on different mathematical principals than public key encryption and should be more difficult to break. Successful decryption of intercepted encrypted email, or public reports of successful decryption, whether or not true, could reduce demand for our products and services. If new methods or technologies, make it easier to derive the private key from the related public key, or to break quantum encryption algorithms, the security of encryption services could be impaired and our products and services could become less marketable. That could require us to make significant changes to our services, which could increase our costs, damage our reputation, or otherwise harm our business. Any of these events could reduce our revenues, increase our expenses and materially adversely affect our business, financial condition and financial results.

WE FACE STRONG COMPETITION, WHICH COULD NEGATIVELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND FINANCIAL RESULTS.

The markets in which we compete are characterized by rapid change and converging technologies and are very competitive. There is strong competition for encryption products and services. Our business competes with products and services offered by companies such as ID Quantique (Switzerland), MagiQ Technologies (US), Nucrypt (US), Infineon Technologies (Germany), Qutools (Germany), Quintessence Labs (Australia), Crypta Labs (UK), PQ Solutions (U), and Qubitekk (US). These companies currently offer quantum cryptography solutions to commercial clients around the world. Strong competition requires us to develop new technology solutions and service offerings to expand the functionality and value that we offer to our customers. Our competitors may develop products and services that are perceived by customers as equivalent to, or having advantages over, our products and services. Competitors could capture a significant share in our markets, causing our sales and revenue to decline or grow more slowly. Barriers to entry are relatively low, and new ventures are often formed that create products competitive with our products. Competitive pressures could lead to price discounting or to increases in expenses such as advertising and marketing costs. Increased competition could also decrease demand for our products and services. Competition could reduce our revenues and net income and materially adversely affect our business, financial condition and financial results.

GOVERNMENTAL RESTRICTIONS ON THE SALE OF OUR PRODUCTS AND SERVICES IN NON-U.S. MARKETS COULD NEGATIVELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND FINANCIAL RESULTS.

Exports of software solutions and services using advanced encryption technology such as ours are generally restricted by the U.S. government. Although we are confident that we can obtain U.S. government approval to export our solutions to almost all countries, the list of countries to which we (and our distributors) cannot export our products and services could be expanded in the future. In addition, some countries impose restrictions on the importation and use of encryption solutions and services such as ours. The cost of compliance with U.S. and other export laws, or our failure to obtain governmental approvals to offer our products and services in non-U.S. markets, could affect our ability to sell our products and services and could impair our international expansion. We face a variety of other legal and compliance risks. If we or our distributors fail to comply with applicable law and regulations, we may become subject to penalties, fines or restrictions that could materially adversely affect our business, financial condition and financial results.

WE MAY FAIL TO RECRUIT AND RETAIN KEY PERSONNEL, WHICH COULD IMPAIR OUR ABILITY TO MEET KEY OBJECTIVES.

Our success depends on our ability to attract and retain highly-skilled technical, managerial, sales, and marketing personnel. Changes in key personnel may be disruptive to our business. It could be difficult, time consuming and expensive to replace key personnel. Integrating new key personnel may be difficult and costly. Volatility, lack of positive performance in our stock price or changes to our overall compensation program including our stock incentive program may adversely affect our ability to retain key employees, many of whom are compensated, in part, based on the performance of our stock price. The loss of services of any of our key personnel, the inability to retain and attract qualified personnel in the future or delays in hiring required personnel could make it difficult to meet key objectives. Any of these impairments related to our key personnel could negatively affect our business, financial condition and financial results.

To remain competitive in our industries, we must attract, motivate and retain highly skilled managerial, sales, marketing, consulting and technical personnel, including executives, consultants, programmers and systems architects skilled in quantum computing, computing, and the technical environments in which our solutions, devices and services are needed. Competition for such personnel in our industries is intense in both the United States and abroad. Our failure to attract additional qualified personnel to meet our needs could have a material adverse effect on our prospects for long-term growth. In addition, we invest significant time and expense in training our associates, which increases their value to clients and competitors who may seek to recruit them and increases the cost of replacing them. Our success is dependent to a significant degree on the continued contributions of key management, sales, marketing, consulting and technical personnel. The unexpected loss of key personnel could have a material adverse impact on our business and results of operations, and could potentially inhibit development and delivery of our solutions, devices and services and market share advances.

VARIOUS REGULATIONS BY THE SEC, CFTC AND OTHER REGULATORY AGENCIES MAY ADOPT REGULATIONS RELATING TO HIGH FREQUENCY TRADING.

Congress, regulators and some media have been increasingly scrutinizing electronic trading, the structure of equity markets and high frequency trading in recent years. The SEC continues to consider various potential market structure changes, which could result in reduced trading volumes, or which could negatively affect our business. To the extent the SEC adopts regulatory changes, our business, financial condition and operating results could be negatively impacted. In addition, the continued growth of high frequency trading has been the subject of private litigation and regulatory enforcement actions alleging that high frequency trading firms have received unfair advantages at the expense of other traders. High frequency trading accounts for a meaningful percentage of the daily volume in the U.S. and European equity markets, and these actions and other efforts to slow trading could lead to a reduction in trading volumes, negatively impacting all trading markets, including our business.

IF WE FAIL TO ESTABLISH AND MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROL, WE MAY NOT BE ABLE TO REPORT OUR FINANCIAL RESULTS ACCURATELY OR PREVENT FRAUD. ANY INABILITY TO REPORT AND FILE OUR FINANCIAL RESULTS ACCURATELY AND TIMELY COULD HARM OUR REPUTATION AND ADVERSELY IMPACT THE TRADING PRICE OF OUR COMMON STOCK.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.

OUR BUSINESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN TALENTED EMPLOYEES.

Our performance relies upon successfully attracting and retaining talented employees representing diverse backgrounds, and skill sets. Our future success depends on our continuing ability to identify, hire, motivate, develop, and retain highly skilled individuals for all areas of our organization. The market for highly skilled workers and leaders in our nascent industry is extremely competitive. Maintaining and improving our corporate culture, in addition to our diverse and inclusive work environment that enables all our employees to thrive, are salient factors in our ability to recruit and retain employees. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

We are also limited in our ability to recruit internationally by restrictive domestic immigration laws. Changes to U.S. immigration policies that restrain the flow of technical and professional talent may inhibit our ability to adequately staff our research and development efforts. If we are less successful in our recruiting efforts, or if we cannot retain highly skilled workers and key leaders, our ability to develop and deliver successful products and services may be adversely affected. Effective succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution. How employment-related laws are interpreted and applied to our workforce practices may result in increased operating costs and less flexibility in how we meet our workforce needs.

THE QUANTUM COMPUTING INDUSTRY IS IMMATURE AND VOLATILE, AND IF IT DOES NOT DEVELOP, IF IT DEVELOPS MORE SLOWLY THAN WE EXPECT, IF IT ENCOUNTERS NEGATIVE PUBLICITY OR IF OUR SOLUTION DOES NOT DRIVE COMMERCIAL ENGAGEMENT, THE GROWTH OF OUR BUSINESS WILL BE HARMED.

With respect to our quantum computing application services, the quantum computing industry is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our potential customers to use, and increase their utilization of, our solution, as well as on our ability to demonstrate the value of quantum computing to their respective organization, government agencies, and other purchasers of quantum computing offerings. Negative publicity concerning our solution or the quantum computing industry as a whole could limit market acceptance of our solution. If our clients and partners do not perceive the benefits of our solution, or if our solution does not drive member engagement, then our market may not develop at all, or it may develop more slowly than we expect. Similarly, individual and industry concerns or negative publicity regarding technophobic views in the context of quantum computing could limit market acceptance of our quantum computing services. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations.

RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY PRESENTS US WITH SIGNIFICANT RISKS AND CHALLENGES.

The quantum computing market is characterized by rapid technological change, changing user requirements, uncertain product lifecycles and evolving industry standards. Our success will depend on our ability to enhance our solution with next-generation technologies and to develop or to acquire and market new services to access new consumer populations. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not results in present or future applications and services becoming uncompetitive or obsolete.

Risks Related to Our Common Stock

OUR STOCK PRICE MAY BE VOLATILE OR MAY DECLINE REGARDLESS OF OUR OPERATING PERFORMANCE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

The market price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control, including:

●	actions by competitors;

●	actual or anticipated growth rates relative to our competitors;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	economic, legal and regulatory factors unrelated to our performance;

●	any future guidance we may provide to the public, any changes in such guidance or any difference between our guidance and actual results;

●	changes in financial estimates or recommendations by any securities analysts who follow our common stock;

●	speculation by the press or investment community regarding our business;

●	litigation;

●	changes in key personnel; and

●	future sales of our common stock by our officers, directors and significant shareholders.

In addition, the stock markets, including the over-the-counter markets where we are quoted, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These broad market fluctuations may materially affect our stock price, regardless of our operating results. Furthermore, the market for our common stock historically has been limited and we cannot assure you that a larger market will ever be developed or maintained. The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

FUTURE SALES OF SHARES OF OUR COMMON STOCK, OR THE PERCEPTION IN THE PUBLIC MARKETS THAT THESE SALES MAY OCCUR, MAY DEPRESS OUR STOCK PRICE.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock. In addition, if our significant shareholders sell a large number of shares, or if we issue a large number of shares, the market price of our stock could decline. Any issuance of additional common stock by us in the future, or warrants or options to purchase our common stock, if exercised, would result in dilution to our existing shareholders. Such issuances could be made at a price that reflects a discount or a premium to the then-current trading price of our common stock. Moreover, the perception in the public market that shareholders might sell shares of our stock or that we could make a significant issuance of additional common stock in the future could depress the market for our shares. These sales, or the perception that these sales might occur, could depress the market price of our common stock or make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We have issued shares of common stock and convertible notes which are convertible into shares of our common stock in connection with our private placements and certain employment, director and consultant agreements. In addition, we issued shares of our common stock and convertible notes which are convertible into shares of our common stock, in financing transactions and pursuant to employment agreements that are deemed to be “restricted securities,” as that term is defined in Rule 144 promulgated under the Securities Act. From time to time, certain of our shareholders may be eligible to sell all or some of their restricted shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. The resale pursuant to Rule 144 of shares acquired from us in private transactions could cause our stock price to decline significantly.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT.

If the market price for our common stock is below $5.00 per share, trading in our common stock may be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules would require that any broker-dealer that would recommend our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations would require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

SALES OF OUR CURRENTLY ISSUED AND OUTSTANDING STOCK MAY BECOME FREELY TRADABLE PURSUANT TO RULE 144 AND MAY DILUTE THE MARKET FOR YOUR SHARES AND HAVE A DEPRESSIVE EFFECT ON THE PRICE OF THE SHARES OF OUR COMMON STOCK.

A substantial majority of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that an Affiliate (as such term is defined in Rule 144(a)(1)) of an issuer who has held restricted securities for a period of at least six months (one year after filing Form 10 information with the SEC for shell companies and former shell companies) may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four calendar week rule does not apply to companies quoted on the OTC Bulletin Board). Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate of the Company and who has satisfied a one-year holding period. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

POTENTIAL FUTURE FINANCINGS MAY DILUTE THE HOLDINGS OF OUR CURRENT SHAREHOLDERS.

In order to provide capital for the operation of our business, in the future we may enter into financing arrangements. These arrangements may involve the issuance of new shares of common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding, which would in turn result in a dilution of the ownership interests of existing common shareholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, YOUR ONLY OPPORTUNITY TO ACHIEVE A RETURN ON YOUR INVESTMENT IS IF THE PRICE OF OUR COMMON STOCK APPRECIATES.

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

We are in a capital intensive business and we do not have sufficient funds to finance the growth of our business or the costs of our development projects or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including tax equity financing transactions or sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 250,000,000 shares of common stock. The potential issuance of such additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

OUR SHARES OF COMMON STOCK ARE VERY THINLY TRADED, AND THE PRICE MAY NOT REFLECT OUR VALUE AND THERE CAN BE NO ASSURANCE THAT THERE WILL BE AN ACTIVE MARKET FOR OUR SHARES OF COMMON STOCK EITHER NOW OR IN THE FUTURE.

Our shares of common stock are very thinly traded, and the price, if traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to increase awareness of our Company with investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for loans.

WE HAVE A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF CERTAIN OUTSTANDING OPTIONS, AND CONVERTIBLE NOTES, AND THE ISSUANCE OF SUCH SHARES UPON EXERCISE OR CONVERSION WILL HAVE A SIGNIFICANT DILUTIVE IMPACT ON OUR STOCKHOLDERS. SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK FOLLOWING THE EXPIRATION OF LOCK-UPS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND THE ISSUANCE OF ADDITIONAL SHARES WILL DILUTE ALL OTHER STOCKHOLDERS.

As of November 21, 2019, there are 7,362,046 shares of Common Stock issuable upon conversion of our convertible notes.

In addition, our articles of incorporation, as amended, permits the issuance of up to 250 million shares of Common Stock. Thus, we have the ability to issue substantial amounts of Common Stock in the future, which would dilute the percentage ownership held by stockholders.

FUTURE ISSUANCE OF OUR COMMON STOCK, PREFERRED STOCK, OPTIONS AND WARRANTS COULD DILUTE THE INTERESTS OF EXISTING STOCKHOLDERS.

We may issue additional shares of our common stock, preferred stock, options and warrants in the future. The issuance of a substantial amount of common stock, options and warrants could have the effect of substantially diluting the interests of our current stockholders. In addition, the sale of a substantial amount of common stock or preferred stock in the public market, or the exercise of a substantial number of warrants and options either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such common stock as consideration or by investors who acquired such common stock in a private placement could have an adverse effect on the market price of our common stock.

OUR EXECUTIVE OFFICERS AND DIRECTORS POSSESS SIGNIFICANT VOTING POWER WITH RESPECT TO OUR COMMON STOCK, WHICH WILL LIMIT YOUR INFLUENCE ON CORPORATE MATTERS.

As of November 21, 2019, our directors and executive officers collectively beneficially own approximately 39.59% of the shares of our common stock including the beneficial ownership of Mr. Liscouski and his affiliates of 8.32% of the shares of our common stock.

As a result, our insiders have the ability to significantly influence our management and affairs through the election and removal of our Board and all other matters requiring stockholder approval, including any future merger, consolidation or sale of all or substantially all of our assets. This concentrated voting power could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders. Furthermore, this concentrated control will limit the practical effect of your influence over our business and affairs, through any stockholder vote or otherwise. Any of these effects could depress the price of our common stock.

OUR ARTICLES OF INCORPORATION GRANTS OUR BOARD THE POWER TO ISSUE ADDITIONAL SHARES OF COMMON AND PREFERRED SHARES AND TO DESIGNATE OTHER CLASSES OF PREFERRED SHARES, ALL WITHOUT STOCKHOLDER APPROVAL.

Our authorized capital consists of 260,000,000 shares of capital stock of which 10,000,000 shares are authorized as preferred stock. Our Board, without any action by our stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law.

The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of our shares of common stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

OUR EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE AUCTUS SECURITIES PURCHASE AGREEMENT.

The sale of our common stock to Auctus Fund, LLC in accordance with the Securities Purchase Agreement we entered into with Auctus on October 14, 2019 (the “Auctus SPA”) may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

THE ISSUANCE OF SHARES PURSUANT TO THE AUCTUS SECURITIES PURCHASE AGREEMENT MAY HAVE A SIGNIFICANT DILUTIVE EFFECT.

Depending on the number of shares we issue pursuant to the Auctus SPA, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Auctus SPA will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Auctus SPA is realized.

AUCTUS FUND, LLC WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under the Auctus SPA will be purchased at a fifty percent (50%) discount, or fifty percent (50%) of the lowest closing price for the Company’s common stock during the twenty-five (25) consecutive trading days immediately preceding the Conversion Date (as defined in the Auctus Note).

Auctus has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If Auctus sells our shares, the price of our common stock may decrease. If our stock price decreases, Auctus may have further incentive to sell such shares. Accordingly, the discounted sales price in the Auctus SPA may cause the price of our common stock to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Security Holder. All of the net proceeds from the sale of our common stock will go to the Selling Security Holder as described below in the sections entitled “Selling Security Holder” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Security Holder.

DETERMINATION OF OFFERING PRICE

The Selling Security Holder will offer common stock at the prevailing market prices or privately negotiated prices. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock may not trade at the market prices in excess of the offering prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING SECURITY HOLDER

The 1,625,000 shares being offered for resale in this registration statement include: (i) 500,000 shares of Common Stock issuable upon conversion of a convertible promissory note that may be sold from time to time in connection with a securities purchase agreement; (iii) 1,125,000 shares of Common Stock issuable upon exercise of warrants that may be sold from time to time in connection with a securities purchase agreement.

The Auctus Financing

Effective October 16, 2019, the Company entered into a Securities Purchase Agreement by and between the Company and Auctus, pursuant to which Auctus purchased from the Company, for a purchase price of $500,000: (i) a Convertible Promissory Note in the principal amount of $500,000.00; (ii) a common stock purchase warrant permitting Auctus to purchase up to 500,000 shares of the Company’s Common Stock, at an exercise price of $2.75 per share; (iii) a common stock purchase warrant permitting Auctus to purchase up to 350,000 shares of the Company’s Common Stock at an exercise price of $3.75 per share; and (iv) a common stock purchase warrant permitting Auctus to purchase up to 275,000 shares of the Company’s Common Stock at an exercise price of $4.75 per share.

The Note accrues interest at a rate of ten percent (10%) per annum and matures on October 14, 2020 (the “Maturity Date”). If the Company prepays the Note, the Company shall pay all of the principal and interest, together with a prepayment penalty ranging from 125% to 150% depending upon the date of such prepayment. The Note contains customary events of default (each an “Event of Default”). If an Event of Default occurs, all outstanding obligations owing under the Notes will become immediately due and payable in cash or Common Stock at Auctus’ election. Any outstanding obligations owing under the Note which is not paid when due shall bear interest at the rate of twenty four percent (24%) per annum.

The Note is convertible into shares of the Company’s Common Stock, subject to the adjustments described therein. The conversion price (the “Conversion Price”) shall equal the lesser of: (i) $1.50, and (ii) 50% multiplied by the lowest trading price for the Common Stock during the twenty-five (25) trading day period ending on the latest complete trading day prior to the conversion date (representing a discount rate of 50%). Notwithstanding anything contained in the Note to the contrary, prior to the occurrence of an Event of Default, the Conversion Price shall not be less than $1.50 per share (the “Floor Price”). The Floor Price is subject to adjustment at the six (6) and nine (9) month anniversary of the Issuance Date. In the event that the Floor Price as of such dates is less than 70% multiplied by the volume weighted average price (VWAP) of the Common Stock during the five (5) trading day period immediately prior to such dates, the Floor Price is adjusted to such lesser amount.

The Warrants are exercisable for a term of five-years from the date of issuance. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The exercise prices shall be reduced and only reduced to equal the Base Share Price (as defined in the Warrants) and the number of shares of Common Stock issuable under the Warrants shall be increased such that the aggregate Exercise Prices payable under the Warrants, after taking into account the decrease in the exercise prices, shall be equal to the aggregate exercise prices prior to such adjustment.

In connection with the Purchase Agreement, so long as: (i) an Event of Default (as defined in the Note) has not occurred under the Note or any convertible promissory note issued by the Company to the Selling Security Holder; (ii) the Company files the Registration Statement (as defined in the Note) (the “Registration Statement”) pursuant to the terms of the Note and the Registration Rights Agreement; (iii) the Registration Statement contains all of the material information required by Form S-1; (iv) the lowest closing price for the Company’s Common Stock during the ten (10) trading day period prior to the filing date of the Registration Statement is greater than $0.75; and (v) the Average Daily Trading Value (as defined in the Securities Purchase Agreement) for the Common Stock during the twenty (20) trading day period prior to the filing date of the Registration Statement is greater than $15,000.00, then the Selling Security Holder shall fund an additional convertible promissory note in the face amount of $500,000.00 to be issued by the Company on the same terms and conditions as the Note and transaction documents entered into in connection with the Note.

So long as: (i) an Event of Default (as defined in the Note) has not occurred under the Note or any convertible promissory note issued by the Company to the Selling Security Holder; (ii) the Company files the Registration Statement (as defined in the Note) (the “Registration Statement”) pursuant to the terms of the Note and the Registration Rights Agreement; (iii) the Registration Statement contains all of the material information required by Form S-1; (iv) the lowest closing price for the Company’s Common Stock during the ten (10) trading day period prior to the filing date of the Registration Statement is greater than $0.75; and (v) the Average Daily Trading Value (as defined in the Securities Purchase Agreement) for the Common Stock during the twenty (20) trading day period prior to the filing date of the Registration Statement is greater than $15,000.00, then the Selling Security Holder shall fund an additional convertible promissory note in the face amount of $500,000.00 to be issued by the Company on the same terms and conditions as the Note and transaction documents entered into in connection with the Note.

Under the terms of the Purchase Agreement and the Warrants, the Selling Security Holder may not either convert the Note nor exercise the Warrants to the extent (but only to the extent) that the Selling Security Holder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of our outstanding shares. The number of shares in the second column reflects these limitations. The Selling Security Holder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holder in connection with the sale of such shares.

Except as indicated below, neither the Selling Security Holder nor any of its associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the name of the Selling Security Holder, the number of shares of Common Stock beneficially owned by the Selling Security Holder as of the date hereof and the number of shares of Common Stock being offered by the Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holder may offer all or part of the shares for resale from time to time. However, the Selling Security Holder is under no obligation to sell all or any portion of such shares nor is the Selling Security Holder obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holder. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

The common stock being offered by the Selling Security Holder are those issuable to the Selling Security Holder, upon exercise of the Warrants and conversion of the Note. We are registering the shares of common stock in order to permit the Selling Security Holder to offer these shares for resale from time to time. Except for the investment in the Note and the Warrants, the Selling Security Holder have not had any material relationship with us within the past three years.

We have entered into the Registration Rights Agreement (the “RRA”) with Auctus whereby we have agreed to file a registration statement for the registration of the shares of Common Stock underlying the Note and common stock underlying the Warrants. Pursuant to the terms of the RRA, the Company has agreed to (i) use its best efforts to file with the Commission the Registration Statement within ninety (90) days of the Issuance Date; and (ii) have the Registration Statement declared effective by the Commission within one hundred fifty (150) days of the Issuance Date. The registration statement, of which this prospectus forms a part of, is being filed pursuant to the RRA.

The table below lists the Selling Security Holder and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Security Holder. The second column lists the number of shares of common stock beneficially owned by each Selling Security Holder, based on its ownership of the shares of common stock and warrants, as of the date hereof, assuming conversion of the Notes and exercise of the Warrants held by the Selling Security Holder on such date, without regard to any limitations on conversions or exercises. The third column lists the shares of common stock being offered by this prospectus by the Selling Security Holder.

In accordance with the terms of a registration rights agreement with the Selling Security Holder, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock underlying the Notes issued to the Selling Security Holder in the October 2019 Offering and (ii) the maximum number of shares of common stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants or conversion of the Notes. The fourth column assumes the sale of all of the shares offered by the Selling Security Holder pursuant to this prospectus.

Under the terms of the Notes and Warrants, a Selling Security Holder may not exercise the Warrants or convert the Notes to the extent such exercise or conversion would cause such Selling Security Holder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise or conversion, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised and shares of common stock issuable upon conversion of the Notes which has not been converted. The number of shares in the second column does not reflect this limitation. The Selling Security Holder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After the Offering (1)(2)
Auctus Fund, LLC(3)	0	1,625,000	0
			0

(1)	Includes shares of common stock underlying the Notes that may held by the Selling Security Holder that are covered by this prospectus, including any such securities that, due to contractual restrictions, may not be exercisable if such conversion would result in beneficial ownership greater than 4.99%.

(2)	Assumes that the Selling Security Holder sells all of the common stock underlying the Notes and Warrants offered pursuant to this prospectus.

(3)	Alfred Sollami and Louis Posner have voting and investment power over the securities held by the Selling Security Holder. Assumes that the Selling Security Holder converts 500,000 shares of Common Stock underlying the Note at an exercise price of $0.768 per share into the shares registered hereunder. Includes three warrants to purchase: (i) 500,000 shares of Common Stock at an exercise price of $2.75 per share; (ii) 350,000 shares of Common Stock at an exercise price of $3.75 per share; and (iii) 275,000 shares of Common Stock at an exercise price of $4.75 per share, for a total of 1,125,000. The Note and Warrants are subject to a blocker provision that prevents Auctus from converting the note into shares of common stock if its beneficial ownership of the common stock would exceed 4.99% of the common stock outstanding.

PLAN OF DISTRIBUTION

Each Selling Security Holder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales that are not in violation of Regulation SHO;

●	in transactions through broker-dealers that agree with the Selling Security Holder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Security Holder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 2440.

In connection with the sale of the securities or interests therein, the Selling Security Holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Security Holder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Security Holder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Security Holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Security Holder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

(a) Common Stock

Our common stock is qualified for quotation on the OTC Markets-OTCQB under the symbol “QUBT” and has been quoted on the OTCQB since August 2019. Previously, our common stock was quoted on the OTC Pink until August 2018. Prior to this time, our common stock was quoted on the OTC Markets-OTCQB, under the symbol “IBGH.”

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state. Further, our shares may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

We have not previously filed a registration statement under the Securities Act. Shares sold pursuant to exemptions from registration are deemed to be “restricted” securities as defined by the Securities Act. As of November 21, 2019, out of a total of 260,000,000 shares authorized, 6,692,865 shares are issued as restricted securities and can only be sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration. Of such restricted shares, 2,964,810 (44.30%) shares are held by affiliates (directors, officers and 10% holders), with the balance of 3,728,055 (55.70%) shares being held by non-affiliates.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of a reporting company for at least six months, including any person who may be deemed to be an “affiliate” of the company (as the term “affiliate” is defined under the Securities Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the company’s common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale or (ii) 1% of the shares then outstanding. In order for a stockholder to rely on Rule 144, adequate current public information with respect to the company must be available. A person who is not deemed to be an affiliate of the company and has not been an affiliate for the most recent three months, and who has held restricted shares for at least one year is entitled to sell such shares without regard to the various resale limitations under Rule 144. Under Rule 144, the requirements of paragraphs (c), (e), (f), and (h) of such Rule do not apply to restricted securities sold for the account of a person who is not an affiliate of an issuer at the time of the sale and has not been an affiliate during the preceding three months, provided the securities have been beneficially owned by the seller for a period of at least one year prior to their sale. For purposes of this registration statement, a controlling stockholder is considered to be a person who owns 10% or more of the company’s total outstanding shares, or is otherwise an affiliate of the Company. No individual person owning shares that are considered to be not restricted owns more than 10% of the Company’s total outstanding shares.

(b) Holders of Common Equity

As of November 21, 2019, there were approximately 165 stockholders of record. An additional number of stockholders are beneficial holders of our Common Stock in “street name” through banks, brokers and other financial institutions that are the record holders.

(c) Dividend Information

We have not paid any cash dividends to our holders of common stock. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

(d) Securities Authorized for Issuance under Equity Compensation Plans

On February 19, 2019, the Board of Directors adopted the 2019 Quantum Computing Inc. Equity and Incentive Plan (the “Plan”) which provides for the issuance of up to 1,500,000 shares of the Company’s common stock, subject to shareholder approval. The principal purpose of the Plan is to provide an incentive to designated employees, certain consultants and advisors who perform services for us and non-employee directors to contribute to our growth by continuing to align the interests of participants with the interests of our stockholders. The Plan was approved by written consent of a majority of the shareholders in September 2019.

Eligible recipients of option awards are employees, officers, consultants or directors (including non-employee directors) of the Company or of any parent, subsidiary or affiliate of the Company. Upon recommendation from the board or the Compensation Committee, the board has the authority to grant to any eligible recipient any options, restricted stock or other awards valued in whole or in part by reference to, or otherwise based on, our common stock.

The provisions of each option granted need not be the same with respect to each option recipient. Option recipients shall enter into award agreements with us, in such form as the board shall determine.

There are currently no outstanding options to purchase our securities. Currently, the Company has 1,500,000 available options to issue under its Plan.

Transfer Agent

The transfer agent and registrar for our Common Stock is Worldwide Stock Transfer, LLC with an address at One University Plaza, Suite 505, Hackensack, NJ 07601. Their phone number is (201) 820-2008.

PENNY STOCK RULES

The U.S. Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock, which limits the ability to sell the stock.  The shares offered by this prospectus constitute penny stock under the Exchange Act. The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

●	Contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

●	Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act;

●	Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

●	Contains a toll-free number for inquiries on disciplinary actions;

●	Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	The bid and offer quotations for the penny stock;

●	The compensation of the broker-dealer and its salesperson in the transaction;

●	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the consolidated financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the headings “Risk Factors” and “Business.”  This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management.  The statements in this discussion and analysis concerning expectations regarding our future performance, liquidity and capital resources, as well as other non-historical statements in this discussion and analysis, are forward-looking statements.  See “Risk Relating to Forward-Looking Statements” above.  These forward-looking statements are subject to numerous risks and uncertainties, including those described under “Risk Factors.”  Our actual results could differ materially from those suggested or implied by any forward-looking statements.

Overview

Management’s discussion and analysis of results of operations and financial condition (“MD&A”) is a supplement to the accompanying condensed financial statements and provides additional information on Quantum Computing Inc.’s (“Quantum” or the “Company’) business, current developments, financial condition, cash flows and results of operations.

When we say “we,” “us,” “our,” “Company,” or “Quantum,” we mean Quantum Computing Inc.

Please see our Annual Form 10-K and Audited Financial Statements filed with SEC.GOV for the fiscal year ended December 31, 2018 for a complete description of our business and accounting practices.

Overview

At the present time, we are a development stage company with limited operations.  The Company plans to enter the market for high performance computers and software applications, specifically focusing on what are known as “quantum computers”. The Company is assembling a team of experts in super computing technology and quantum mathematics, which will focus on the design and development of several quantum software applications targeting solutions to non-deterministic polynomial applications. The Company’s development team has initially focused on addressing computational problems in the financial services, defense, heavy manufacturing, and computer security (cyber) market segments.  The Company’s development team includes world class mathematicians, physicists, and software developers.

Critical Accounting Policies

Our significant accounting policies are summarized in Note 1 to our audited financial statements for the years ended December 31, 2018. Certain of our accounting policies require the application of significant judgment by our management, and such judgments are reflected in the amounts reported in our condensed consolidated financial statements. In applying these policies, our management uses judgment to determine the appropriate assumptions to be used in the determination of estimates. Those estimates are based on our historical experience, terms of existing contracts, our observance of market trends, information provided by our strategic partners and information available from other outside sources, as appropriate. Actual results may differ significantly from the estimates contained in our condensed consolidated financial statements.

Results of Operations

Three Months Ended September 30, 2019 vs. September 30,2018

Revenues

	For the Three Months Ended September 30, 2019		For the Three Months Ended September 30, 2018
(In thousands)	Amount	Mix	Amount	Mix	Change

Products	0	0%	0	0%	0%
Services	0	0%	0	0%	0%
Total	$0	100.0%	$0	100.0%	0%

Revenues for the three months ended September 30, 2019 were $0 as compared with $0 for the comparable prior year period, a change of $0, or 0%. The lack of revenue is due to the fact that the Company has not yet completed the development and testing of any products for sale, or sold any products or services to any customers.

Cost of Revenues

Cost of revenues for the three months ended September 30, 2019 was $0 as compared with $0 for the comparable prior year period, a change of $0 or 0%. There was no cost of revenues recorded because the Company has not yet commenced marketing and selling products or services.

Gross Margin

Gross margin for the three months ended September 30, 2019 was $0 as compared with $0 for the comparable prior year period. There was no gross margin because the Company has not yet commenced marketing and selling products or services.

Operating Expenses

Operating expenses for the three months ended September 30, 2019 were ($784,159) as compared with $24,719,045 for the comparable prior year period, a decrease of $25,503,204. The decrease in operating expenses is due to a $25,535,866 decrease in stock based compensation expense, a $121,480 decrease in salaries and wages, a $24,023 decrease in consulting expenses, an $179,228 increase in research and development expenses a $12,784 decrease in legal and audit fees, and a $11,721 increase in other SG&A expenses compared to the comparable prior year period.

Net Income (Loss)

Our net income for the three months ended September 30, 2019 was $770,305 as compared with a net loss of $27,005,729 for the comparable prior year period, an increase of $27,776,034. The increase in net income is primarily due to a $25,535,866 decrease in stock based compensation expense, and a decrease of $2,981,000 in beneficial conversion feature expense that was incurred in connection with the offering of Convertible Promissory Notes in 2018 and the reversal of $1,343,866 of stock based compensation expense in the current period relating to the partial surrender of an employee stock grant made in 2018 and the implementation of a clawback provision in the employee stock grant, compared to the comparable prior year period.

Nine Months Ended September 30, 2019 vs. September 30, 2018

Revenues

	For the Nine Months Ended September 30, 2019		For the Nine Months Ended September 30, 2018
(In thousands)	Amount	Mix	Amount	Mix	Change

Products	0	0%	0	0%	0%
Services	0	0%	0	0%	0%
Total	$0	100.0%	$0	100.0%	0%

Revenues for the nine months ended September 30, 2019 were $0 as compared with $0 for the comparable prior year period, a change of $0, or 0%. The lack of revenue is due to the fact that the Company has not yet completed the development and testing of any products for sale, or offered services to any customers.

Cost of Revenues

Cost of revenues for the nine months ended September 30, 2019 was $0 as compared with $0 for the comparable prior year period, a change of $0 or 0%. There was no cost of revenues recorded because the Company has not yet commenced marketing and selling products or services.

Gross Margin

Gross margin for the nine months ended September 30, 2019 was $0 as compared with $0 for the comparable prior year period. There was no gross margin because the Company has not yet commenced marketing and selling products or services.

Operating Expenses

Operating expenses for the nine months ended September 30, 2019 were $1,781,961 as compared with $25,418,103 for the comparable prior year period, a decrease of $23,636,142. The decrease in operating expenses is due to a $23,977,116 decrease in stock based compensation expenses, a $397,955 increase in research and development expenses, a $20,820 increase in consulting fees, a $96,786 increase in legal and audit fees compared to the comparable prior year period, and a $13,511 decrease in SG&A expenses compared to the comparable prior year period.

Net Loss

Our net loss for the nine months ended September 30, 2019 was $1,898,596 as compared with a net loss of $28,929,787 for the comparable prior year period, a decrease of $27,031,192. The decrease in net loss is primarily due to the decrease in operating expenses recorded in the current period compared to the comparable prior year period, as noted above, and the increase in accrued interest expense on the outstanding Convertible Promissory Notes of $94,473 in the current period compared with the comparable prior year period, which was offset by a decrease of $3,481,000 in beneficial conversion feature expense that was incurred in connection with the offering of Convertible Promissory Notes in 2018.

Results of Operations

Twelve Months Ended December 31, 2018 vs. December 31, 2017

Revenues

	For the Twelve Months Ended December 31, 2017		For the Twelve Months Ended December 31, 2017
(In thousands)	Amount	Mix	Amount	Mix	Change
Products	0	0%	0	0%	0%
Services	0	0%	0	0%	0%
Total	$0	100.0%	$0	100.0%	0%

Revenues for the twelve months ended December 31, 2018 were $0 as compared with $0 for the comparable prior year period, a change of $0, or 0%. The lack of revenue is due to the fact that the Company has not yet completed the development and testing of any products for sale, or offered services to any customers.

Cost of Revenues

Cost of revenues for the twelve months ended December 31, 2018 was $0 as compared with $0 for the comparable prior year period, a change of $0 or 0%. There was no cost of revenues recorded because the Company has not yet commenced marketing and selling products or services.

Gross Margin

Gross margin for the twelve months ended December 31, 2018 was $0 as compared with $0 for the comparable prior year period. There was no gross margin because the Company has not yet commenced marketing and selling products or services.

Operating Expenses

Operating expenses for the twelve months ended December 31, 2018 were $10,507,093 as compared with $175,000 for the comparable prior year period, an increase of $10,332,093, or 5,904%. The increase in operating expenses is due to the commencement of business operations in 2018, resulting in a $761,972 increase in salary expenses, a $96,360 increase in payroll taxes and benefits, a $331,228 increase in consulting fees, a $47,744 increase in travel costs, a $73,859 increase in legal and audit fees, a $4,182,014 increase in stock based compensation, a $4,082,807 increase in interest expense, a $625,333 increase in asset impairment charges, and a $175,000 increase in executive recruiting fees compared to the comparable prior year period.

Net Loss

Our net loss for the twelve months ended December 31, 2018 was $10,507,093 as compared with a net loss of $175,000 for the comparable prior year period, an increase of $10,332,093 or 5,904%. The increase in net loss is primarily due to the increase in operating expenses recorded in the current period compared to the comparable prior year period.

Professional Fees

Legal fees for the twelve months ended December 31, 2018 were $58,859. Audit fees for the twelve months ended December 31, 2018 were $15,000. No professional fees were incurred during the twelve months ended December 31, 2017.

Selling, General and Administrative Expenses

Operating expenses for the twelve months ended December 31, 2018 were $9,881,760 as compared with $1,500 for the comparable prior year period, an increase of $9,880,260. The increase in operating expenses is due to the commencement of business operations in 2018, resulting in a $761,972 increase in salary expenses, a $96,360 increase in payroll taxes and benefits, a $331,228 increase in consulting fees, a $47,744 increase in travel costs, a $73,859 increase in legal and audit fees, a $4,182,014 increase in stock based compensation, a $4,082,807 increase in interest expense, and a $175,000 increase in executive recruiting fees compared to the comparable prior year period.

Interest Expense

Interest expense of $87,307 was accrued on convertible promissory notes during the twelve months ended December 31, 2018, compared with $0 interest expense accrued during the comparable period in 2017. A total of $19,133 of accrued interest was converted to common stock during the three months ended December 31, 2018 when the holders of convertible promissory notes converted their Notes to stock. In addition, the Company accrued Beneficial Conversion Feature expense of $3,995,500 relating to the Convertible Promissory Note offering, which was also recorded as interest expense. As of December 31, 2018, the Company had accrued $68,174 of interest on the Convertible Promissory Notes.

Net Loss

Our net loss for the twelve months ended December 31, 2018 was $10,507,093 as compared with a net loss of $175,000 for the comparable prior year period, an increase of $10,332,093 or 5,904%. The increase in net loss is primarily due to the increase in operating expenses recorded in the current period compared to the comparable prior year period.

Liquidity and Capital Resources

Since commencing operations as Quantum Computing in February 2018, the Company has raised $75,000 through private placement of equity and $3,969,500 through private placements of Convertible Promissory Notes for a total of $4,544,500 in new investment. The Company has no bank loans or lines of credit, and no long term debt obligations. As of November 21, 2019, the Company had cash and equivalents of $400,523 on hand.

The following table summarizes total current assets, liabilities and working capital at September 30, 2019, compared to December 31, 2018:

	September 30, 2019	December 31, 2018	Increase/ (Decrease)
Current Assets	$315,774	$1,790,259	$(1,474,485)
Current Liabilities	$265,448	$143,602	$121,846
Working Capital (Deficit)	$50,326	$1,646,657	$(1,596,331)

At September 30, 2019, we had working capital of $50,326 as compared to working capital of $1,646,657 at December 31, 2018, a decrease of $1,596,331. The change in working capital is primarily attributable to the use of cash in operations of the Company, including product development, sales and general and administrative expenses.

Net Cash

Net cash used in operating activities for the three months ended September 30, 2019 and 2018 was $610,668 and $492,614, respectively. The net loss for the nine months ended June 30, 2019 and 2018, was $(1,898,596) and $(28,929,787), respectively.

Off Balance Sheet Arrangements

We have not engage in any material off-balance sheet activities or have any relationships or arrangements with unconsolidated entities established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities.

BUSINESS

History

Quantum Computing Inc. (“QCI” or the “Company”), was incorporated in the State of Nevada on July 25, 2001 as Ticketcart, Inc. Ticketcart’s original business plan involved in the sale of ink-jet cartridges online. Ticketcart offered remanufactured and compatible cartridges for Hewlett-Packard, Epson, Lexmark, and Canon inkjet printers. On July 25, 2007, Ticketcart, Inc. acquired Innovative Beverage Group, Inc. and changed its name to Innovative Beverage Group Holdings, Inc. (“IBGH”) to better reflect its business operations at the time which was beverage distribution and product development. In 2013, IBGH ceased operations. On May 22, 2017, one of IBGH’s shareholders, William Alessi (the “Plaintiff”), filed suit against the Company alleging “(1) fraud; and (2) breach of fiduciary duties of care, loyalty and good faith to the Corporation’s shareholders.”   Mr. Alessi’s complaint alleged that the officers and directors of IBGH had abandoned it and allowed the Company’s assets to be wasted, causing injury to the Company and its shareholders.   Mr. Alessi sought damages of $30,000 for each claim, plus reimbursement of filing costs of $1,000, and the appointment of a Receiver for the Company.

On August 28, 2017, the North Carolina Court, Superior Court Division (the “North Carolina Court”), entered a default judgment for Plaintiff and appointed an exclusive Receiver (the “Receiver”) over the Company. The default judgment provided that Innovative Beverage Group Holdings, Inc. was (i) to issue to the Plaintiff 18,500,000 shares of free-trading stock without registration under Section 3(a)(10) of the Securities Act of 1933, as amended, (ii) issue 100,000,000 shares of stock to Innovative Beverage Group Holdings, Inc.’s treasury, and (iii) that the receivership be terminated upon any change of control, and that any and all claims against Innovative Beverage Group Holdings, Inc. that were not submitted to the Receiver as of September 16, 2017, were disallowed. On October 4, 2017 the Receiver filed Articles of Incorporation in North Carolina for Innovative Beverage Group Holdings, Inc., a wholly-owned subsidiary of the Company, (“IBGH North Carolina”). On October 26, 2017, Innovative Beverage Group, Inc. redomiciled to North Carolina.

On January 22, 2018, while the Company was in receivership, the Company (acting through the court-appointed receiver in her capacity as CEO and sole Director of the Company) sold 500,000 shares (the “CRG Shares”) of its common stock to Convergent Risk Group (“CRG”), an entity owned and operated by the Company’s Chief Executive Officer, Robert Liscouski, for $155,000. On February 21, 2018, by written consent of the majority shareholder (Convergent Risk), Mr. Robert Liscouski (the Chief Executive Officer of Convergent Risk) and Mr. Christopher Roberts were elected as members of the Company’s Board of Directors. Mr. Liscouski was simultaneously elected as Chairman of the Board. The majority shareholder also directed the Company to take the necessary action to change its domicile from North Carolina to Delaware and change its name to Quantum Computing Inc. On February 21, 2018 the Company filed Articles of Conversion in North Carolina to convert the Company to a Delaware corporation with the name changed to Quantum Computing Inc. On February 22, 2018 the Company filed a Certificate of Conversion in Delaware to convert to a Delaware corporation with the name changed to Quantum Computing Inc. and re-domiciled to the state of Delaware on February 23, 2018.

Quantum Computing

The Company has chosen to focus on quantum computing because we believe that the computer industry is approaching some fundamental physical limitations on the ability of conventional computers, using silicon-based semiconductor chips to offer continual performance improvements for the indefinite future. For the past 45 years or so, silicon-based computer chip manufacturers have been able to double their processing power every 18 to 24 months, a phenomenon known in the computer industry as “Moore’s Law.” Recently the computer chip industry has found it increasingly difficult to offer faster, more powerful processors. Quantum computing is believed to be a potential solution to the hard limits now being approached by conventional silicon-based computers. The date of practical relevance of quantum computers is hard to determine. We believe it could be as soon as 2021, but a more conservative estimate is that quantum computers with gradually increasing performance capability will be introduced by multiple vendors over the course of the next decade.

Our Company

QCI is developing “quantum ready” software applications and solutions for companies that want to leverage the promise of quantum computing. We believe the quantum computer holds the potential to disrupt several global industries. Independent of when QCs deliver compelling performance advantage over Classical Computing, the software tools and applications to accelerate real-world problems must be developed to deliver QC’s full promise. QCI specializes in QC-ready software application, analytics, and tools, with a mission to deliver differentiated performance using non-quantum processors in the near-term.

We are leveraging our collective expertise in finance, computing, mathematics and physics to develop a suite of quantum software applications that may enable global industries to utilize quantum computers, quantum annealers and digital simulators to improve their processes, profitability, and security. We primarily focus on the quadratic unconstrained binary optimization (QUBO) formulation, which is equivalent to the Ising model implemented by hardware annealers, both non-quantum from Fujitsu and others and quantum from D-Wave Systems, and also mappable to gate-model quantum processors. We are building a software stack that maps and optimizes problems in the QUBO form and then solves them powerfully on cloud-based processors. Our software is designed to be capable of running on both Classical Computers and on D-Wave’s quantum processor, although today the performance advantage of available quantum computers compared to Classical Computers is subject to debate. We are also building applications and analytics that deliver the power of our software stack to high-value discrete optimization problems posed by financial, bio/pharma, and cybersecurity analysts. The advantages QCI’s software delivers can be faster time-to-solution to the same results, more-optimal solutions, or multiple solutions.

Our Strategy and Market Opportunities

The Company has adopted a “two-division” development strategy for quantum computing applications:

-	Software Applications to solve high value compute-intensive problems, and
-	Software Stack that enables the Software Applications to run on a variety of Quantum Annealers and Gate Model Quantum Computers.

QCI intends to be a leading provider of software that run on quantum computers. QCI is focused on being an enabler – creating software that will realize the advantages of advanced computing hardware for clients aiming to be “Quantum Ready”. Our initial focus for our Software Application division is the financial services sector. We expect other potential markets for quantum computing applications include industries in the field of machine learning, logistics, healthcare, and cybersecurity.

The Company has hired physicists, applied mathematicians (algorithm developers) and software developers as part of the technical team developing and designing quantum-ready software applications.  Company developers devise the applied math algorithms, design software solutions implementing the algorithms and then test the code to ensure reliable and accurate performance of the software product.

In addition, the Company has formed an advisory board outside leading industry experts from well-known institutions from the financial services industry and leading financial institutions, medical research field, cybersecurity and US government agencies to serve as technical advisors to the Company. QCI is also pursuing U.S. Government initiatives in quantum computing and AI, including grants and funding, that are fostering U.S. innovation in those domains.

QCI does not currently intend to be a quantum hardware manufacturer. However, we expect to use quantum computers from hardware vendors and possibly their quantum simulators to prepare our applications for quantum execution. Our plan is to license our software as a cloud based service, but we are not ruling out selling turn-key hardware systems that would incorporate and support our own quantum inspired computing solutions.

We are developing our first commercial product for the FinTech, or Financial Technology, market, for which we are developing quantitative financial related products such as a financial portfolio optimizer. The finance industry has used quantitative finance software applications for several decades. However, existing products have been limited in their performance due to the lack of computing power needed to solve the relevant classes of optimization problems.

Products in Development

Financial Application

The Company is currently focused on a number of software application development efforts. QCI’s first application now in beta use, is asset allocation for portfolio managers, where we are providing more-optimal answers for customer portfolios. We are working with early users to find related problems that are large and complex enough to benefit from quantum acceleration. The finance industry has used quantitative finance software applications for several decades. However, existing software applications have been limited in their performance due to the lack of computing power needed to solve the relevant classes of optimization problems.

We are developing software to address two classes of financial optimization problems: Asset allocation and Yield Curve Trades. For asset allocation, our target clients are the asset allocation departments of large funds, who we envision using our application to improve their allocation of capital into various asset classes. Our yield curve trading application involves the use of changing assumptions about inflation and growth rates to affect yield curves. The yield curve is simply a graph plotting interest rates on debt securities (such as bonds) over time. Changes in the expected difference between short term and long term interest rates can make the yield curve “flatter” (if long term rates drop relative to short term rates) or “steeper”, if long term interest rates increase relative to short term rate. Generally, fund managers have had to solve the problem of choosing a combination of several Treasury, corporate or municipal bonds with respect to factors such as weighting, long or short biases, etc. The highly complex nature of both asset allocation and yield curve trading result for potentially intractable problems that are very computationally intensive. Our yield curve trading application allows fund managers to model yield curve steepeners and flatteners to determine the appropriate combination of long and short term bonds to invest in.

Development of these algorithms has been on-going for the past three quarters and we have been working with beta clients for our financial application since August of 2019. Once client beta testing is completed we plan to hire sales staff to begin commercial sales and marketing in 2020.

Applications Beyond FinTech

Our longer-term software development plan targets the optimization problems known as NP-complete problems, which are a class of mathematical problems that can in principle be solved by conventional computers but the solution requires time that grows exponentially with the size of the problem. These NP-complete problems require complex calculations, which cannot currently be performed in reasonable amounts of time for problem sizes relevant to many industrial uses using conventional computer systems. These problems are intractable because of the inability of classical bit-based systems to handle combinatorial problems at scale. The recent developments in quantum annealing and other quantum hardware suggests that these new technologies may soon deliver computational benefit. Optimization algorithms are ideally suited to run on a class of quantum computers, known as annealers, that are currently becoming available in the market by various manufacturers. The software infrastructure to solve such problems effectively on first non-quantum, then quantum computers, will require extensive development, and it may be that the value of that infrastructure to application developers outside the Company will justify marketing the software infrastructure separately from the Company’s applications.

Additional application markets we intend to explore beyond FinTech include Big Data, Artificial Intelligence, Healthcare, and Cybersecurity.

We believe these are natural markets for quantum computing, due to the immense computer power required to process large data sets, which have experienced exponential growth in size and complexity in recent years.

We also believe there may be a market for our proprietary software infrastructure, where if effectively developed, may be valuable to other organizations looking to develop quantum-ready applications and the Company may elect to offer it as a product under packaging and terms that are quite different that those of its end-user applications.

Healthcare Application

Working in conjunction with our technical advisor, Michael Liebman, QCI’s second application, now in early development, focuses on detection of communities in biotech and pharma settings. We believe quantum computers can assist in valuable operations such as the enhancement of community detection, which can enable more specific (possibly more effective) targeting of diagnosis and patient populations for clinical trials. In a large drug trial, which can involve thousands of patients over many years, the aggregate results may indicate that the pharmaceutical being evaluated has little effect on the overall population. However, we believe that quantum software can sort through the vast quantity of data generated by a drug trial and locate one or more small subsets of the larger population for which the drug has a statistically significant impact. This is known as “community detection.” Knowing that a drug works well for certain types of people, based on characteristics such as age, sex, prior conditions, race, etc., can help the medical community provide treatments tailored to those individuals.

Big Data/ Artificial Intelligence Analysis Application

Quantum Computing Inc. is negotiating a partnership with a big data aggregator and Artificial Intelligence software development firm to develop an AI analysis prototype. Our team is developing algorithms to identify behavioral trends and characteristics based on commercially available signals and geo-location data. Based on our organic experience and expertise in specific areas of counterterrorism and behavioral analysis, we believe there is significant commercial opportunity for us from the Government and Commercial-sector entities.

Cybersecurity Application(s)

The security or privacy of data on a computer network is often paramount to national security, competitive advantage, and consumer trust. The growth of mobile devices and cloud computing have greatly complicated the challenge of keeping an organization’s data secure and private and have increased the types of possible attacks. Cybersecurity analysts have compelling needs for better analytic tools. The ability to deeply analyze large graphs (collections of vertices and edges) for global structure can provide insight into many types of cyber-attacks. Our team has expertise deploying compute-intense graph algorithms to solve particular cybersecurity problems and will work with leading-edge customers to identify high-value problems where graph-based analytics will be of most value.

Software Infrastructure as a Product

As noted above, the has developed a multi-layer package of software that accepts a problem from the user application, and then maps and optimizes the problem into a format that a quantum computer can work with, and then passes the problem to the cloud-based quantum processor, and finally translates the results from the quantum processor back into a format that the end user application can work with. Quantum computers today require problems formatted in a mathematical structure known as Quadratic Unconstrained Binary Optimization or “QUBO” which is not a natural format for most user applications to work with. The Company refers to this package of software as a “Software Stack” and we believe that the Software Stack may, if effectively developed, be valuable to other organizations who seek to develop quantum-ready applications without also developing the QUBO formatting and optimizing tools. Accordingly, the Company may choose to offer the Software Stack as a product under packaging and terms that are quite different from those of its end-user applications. The Company’s software stack, to be released in Q4 2019, solves large and “hard” QUBOs faster than any other known software stack. The Company’s software stack has been engineered to execute scalably in a cloud environment.

Industry Overview

We operate in the large and global high-performance computing industry, which is comprised of hardware, software, and services for compute intensive applications. The rapid adoption of technologies such as artificial intelligence, 3D imaging, and the Internet of Things (IoT), have served to exponentially increase the generation of data, driving up the demand for high-performance computing. Computationally intensive applications are ubiquitous across various industries, including, but not limited to: IT, aerospace, healthcare, automotive, and e-commerce. Examples of compute intensive applications include optimization, data management, analytics, and complex modeling. According to Grand View Research, the High-Performance computing market was valued at $34.62 billion in 2018 and is expected to reach a value of $59.65 billion by 2025.

Quantum Computing is a nascent and rapidly developing technology ecosystem that has shown promise in delivering potentially disruptive computing capabilities. We believe Quantum Computing’s immense compute capabilities qualify it as a subset of High-Performance Computing. Allied Market Research expects the global enterprise quantum computing market to grow from $650 million to $5.85 billion from 2017 to 2025. As quantum computing hardware continues to advance, we expect a corresponding growth in demand for software capable of leveraging the compute capabilities of Quantum Computing hardware. We are developing hardware agnostic software capable of delivering high-performance computing capabilities to various industries while mitigating dependency risks that may emerge from a dominant quantum computing hardware vendor. As an early participant in this rapidly growing ecosystem, we believe we are well-positioned to capture and drive a meaningful amount of this category growth. We also believe there is a significant international market opportunity for our future products.

We expect continued growth in the research and developing of the quantum computing industry, driven by interest from both the private and public sectors. According to an article in the August 2018 issue of WIRED Magazine, CB Insights estimate that $241 million has been invested in quantum hardware and software startup businesses. In addition, the US Government has committed $1.3 billion to funding quantum information science programs under the National Quantum Initiative enacted in 2018. The Company is a member of the Quantum Economic Development Consortium (QED-C). The QED-C, whose members include companies such as Google and Microsoft, has been tasked with developing the U.S. Quantum Computing Industry.

Competition

The Quantum Computing Industry is new and rapidly developing, and as such, is and will remain dynamic and extremely competitive for the foreseeable future. As this industry continues to grow and mature, we expect a steady influx of new products, hardware advances, and new concepts to emerge that can dramatically transform the industry and our business. One such example would be a practical application of “quantum supremacy”, which we expect to radically accelerate the interest and entry in the quantum computing industry. At Quantum Computing Inc., we perform a broad range of research and development efforts to identify and position for the changing demands of future customers and users, industry trends, and competitive forces.

To our knowledge. there are over 130 companies and research universities who are known to be engaged in research and development relating to quantum computing. These entities range in size from diversified global companies with significant research and development resources to smaller privately funded startups whose narrower product focuses may let them be more effective in deploying resources towards a specific industry demand. Our business objectives and near term strategy put us in direct competition with existing software vendors for high performance computing, who may not be operating in the quantum computing ecosystem.

The software segment of the quantum computing ecosystem is still in its infancy, and to our knowledge a market-dominant entity has not yet been established. Due to the high price point of quantum computing hardware, novel business models may emerge to adapt to consumer preferences in the high-performance computing industry. Our ability to evolve and adapt rapidly over an extended period of time will be critical in remaining competitive.

Government Regulation and Incentives

Encryption

The U.S. government has historically tightly regulated the export of cryptographic technologies under the Arms Export Control Act and the associated International Traffic in Arms regulations (ITAR) as a form of munition. The logic behind the export restrictions is that the ability to secure information has great value to the military and intelligence agencies, and the US Government does not want those technologies sold or distributed to foreign adversaries. These regulations were relaxed in 1996 by executive order, but restrictions are still in place under the Export Administration Act that limit the export of some advanced encryption methods and technologies. Export of commercial encryption products to certain designated countries and terrorist groups is restricted, as are exports of military quality encryption technologies. Restrictions on encryption technology are in place in many other countries but the extent of regulation varies widely from country to country. Domestically, encryption technology is largely unregulated but law enforcement, intelligence and investigative agencies work closely with encryption technology developers to enable the US government to access encrypted data under certain conditions. We believe that the quantum encryption and decryption products that QCI plans to develop can be marketed to government agencies seeking to unlock encrypted data or to encrypt and protect sensitive government data from unauthorized exposure.

Financial Algorithms

US firms and FINRA members that use financial algorithms to conduct high frequency trading are subject to SEC and FINRA regulations that govern their trading activities under long standing rules governing supervision and control practices to reduce the likelihood of market disruptions and ensure effective communication between the firm’s compliance staff and its trading strategy personnel. Additional regulation on financial algorithms has been proposed by the Commodity Futures Trading Commission (“CFTC”) aimed at limiting the potential for financial algorithms and high frequency trading to disrupt markets. The proposed regulations would require firms using such algorithms to implement pre-trade risk controls, limit self-trading and make the source code of the software programs available to the government upon request. To the Company’s knowledge, these regulations, especially the mandatory source code disclosure provisions, have been vigorously opposed by the industry and have not yet been implemented.

The government agencies charged with regulating financial markets in the US and around the world have so far not closely regulated financial algorithms or algorithmic trading, but that could change in response to future market events. The benefit of algorithmic trading is that it can bring greater liquidity, transparency and accountability to markets, and also reduces price variations between global markets. Financial markets in many developing countries have benefited from implementation of algorithmic trading. There are, of course, limitations to what financial algorithms can accomplish today with conventional super computers, and when multiple algorithms trade in lockstep a single price fluctuation can trigger a cascade of downward trades that can crash a market very quickly, before human intervention can stop the downward spiral. This phenomenon is known as a “Flash Crash” and regulators have imposed some regulations to slow down or suspend trading when a market drops more than a fixed percentage in a short period of time.

Incentives

In 2018, Congress authorized $1.3 billion to fund quantum related research projects. This funding is being administered by the U.S. Department of Defense which will solicit proposals for research. The Company intends to submit proposals for funding, but there can be no guarantee the Company will be chosen or that the Company will receive any government funding. In addition, in 2018 President Trump announced the formation of a National Quantum Initiative consisting of key technology companies working in the field of quantum computing. The Company is a member of that Initiative and is also a member of the Quantum Economic Development Council.

In December 2018 Congress passed the National Quantum Initiative Act (the “Quantum Act”), which was signed into law on December 21, 2018. The purpose of the Quantum Act is to “ensure the continued leadership of the United States in quantum information science” and to develop a unified national strategy for researching quantum information science. The Quantum Act authorizes a National Quantum Coordination Office inside the White House’s Office of Science and Technology Policy to help coordinate research between agencies, serve as the federal point of contact and promote private commercialization of federal research breakthroughs over the next decade.

The Quantum Act also authorized:

●	Up to five National Quantum Information Science Research Centers within the Department of Energy.

●	Research and education centers in the National Science Foundation.

●	A “workshop of stakeholders” administered by the National Institute of Standards and Technology “to discuss the future measurement, standards, cybersecurity, and other appropriate needs for supporting the development of a robust quantum information science and technology industry in the United States.”

●	A Subcommittee on Quantum Information Science (“QIS”) under the National Science and Technology Council.

●	A National Quantum Initiative Advisory Committee to advise the President.

The overall goals of the Quantum Act include the eventual creation of industry standards for QIS development, new research grant funding and increased collaboration with the private sector. Quantum technology, including quantum computing, has drawn significant attention from Congress and the White House  for its theoretical potential to increase computing power and disrupt encryption standards. Rival countries like China and Russia are pushing hard to improve their own QIS capabilities.

Employees

QCI currently has six employees and four contract staff, seven of whom are focused on product and software development, and seven Technical Advisors (one from the National Security Domain, three from the Quantum/AI Domain, and three from the Financial Services Domain). We also have two third party partners providing software development and big data analysis services. The employees are not part of a collective bargaining agreement and labor relationships are good.

Other Corporate Information

General information

Our business address is 215 Depot Court SE, Suite 215, Leesburg, VA 20175. Our phone number is (703) 436-2161. The information contained in, or that can be accessed through, our website is not part of this registration statement.

Reports to Security Holders.

The public may read and copy any materials the Company files with the SEC in the SEC’s Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Properties

We maintain our current principal office at 215 Depot Court SE #215, Leesburg, VA 20175. Our telephone number at this office is (703) 436-2161. The Company leases approximately 350 square feet on a month-to-month basis in a multi-tenant facility that provides conference room space, 24/7 co-working space, and other services on an as-needed basis in Leesburg, VA. The facility lease can be terminated upon 30 days written notice by the Company. The Company also leases dedicated space for transmission equipment and 40 square feet of dedicated collocation space on a raised floor area in a data center building in Middletown, VA through a Master License and Service Agreement (MLSA). The Middletown Data Center facility provides 24/7 support services for the Company’s secure development environment and intra-company communications and data storage servers. The MLSA can be terminated upon 30 days’ notice by the Company.

Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On March 14, 2019, we filed a complaint against REMTCS, Inc. (“REMTCS”), Mr. Richard Malinowski (“Malinowski”) and Mr. Thomas Kelly (“Kelly”), the latter two are a former employee and consultant, respectively, in the Superior Court of New Jersey, Monmouth County, alleging multiple breach of contract claims, unjust enrichment, breach of fiduciary duties, among other claims pursuant to certain employment and consulting agreements between the parties, REMTCS, Malinowski and Kelly. The amount the Company seeks is in excess of $670,000. The Company believes it has strong grounds to win this lawsuit, but our attorneys estimate that it may take some time to be resolved. REMTCS, Malinowski and Kelly answered the Company’s complaint and denied the claims asserted. Additionally, REMTCS, Malinowski and Kelly requested that the Company specify the damages requested. The Company and REMTC commenced mediation of these claims in November 2019.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

 The following table contains information with respect to our directors and executive officers. To the best of our knowledge, none of our directors or executive officers have an arrangement or understanding with any other person pursuant to which he or she was selected as a director or officer. There are no family relationships between any of our directors or executive officers. Directors serve one year terms. Our executive officers are appointed by and serve at the pleasure of the Board of Directors.

Name	Current Age	Position
Robert Liscouski	65	Chairman of the Board of Directors, President, and Chief Executive Officer (Principal Executive Officer)
Christopher Roberts	65	Chief Financial Officer, (Principal Financial Officer) (Principal Accounting Officer), Director
Bertrand Velge	59	Director
Justin Schreiber	36	Director

Robert Liscouski, President, Chief Executive Officer and Chairman of the Board

Mr. Liscouski, age 65, is the Chairman and CEO of Quantum Computing. Mr. Liscouski is CEO and Founder of Convergent Risk Group LLC and a proven security professional, thought leader and successful entrepreneur with over 35 years of senior level security operational and company leadership experience in government and public and private companies.

Mr. Liscouski is a recognized Security Industry leader in assessing, mitigating and managing physical and cyber security risk in private sector enterprises and state and federal government agencies. Mr. Liscouski has extensive experience in leading innovative start up and turn around companies as well as building programs for large government organizations and is recognized as a leader in identifying emerging security technologies. He serves as a “Trusted Advisor” to senior officials within government and private sector, providing guidance in areas such as physical and cyber security, crisis management, organizational development and strategic planning. Mr. Liscouski’s career has spanned local law enforcement, senior government and private sector positions from operations to senior leadership and Boards of Directors. He started his career as an undercover and homicide investigator, and Special Agent with the Diplomatic Security Service and progressed to senior federal government positions where he served as a senior advisor to the intelligence community and was appointed by President George W. Bush as the first Assistant Secretary for Infrastructure Protection at the Department of Homeland Security. He most recently was President of a public company that became a leader in the explosive trace detection industry culminating in the sale of the technology to L3 Communications. Mr. Liscouski is a frequent contributor to CNBC, CNN, Fox News, and other business and security media on Homeland Security and Terrorism issues.

Christopher Roberts, Chief Financial Officer and Director

Mr. Roberts, age 65, is the Company’s Chief Financial Officer. Mr. Roberts has a law degree from the University of Virginia Law School and a B.S, in Electrical Engineering and an M.B.A., both from the Massachusetts Institute of Technology. His M.B.A. was concentrated in Finance and Management of Technology. He started his career working for Raytheon Co. (a Fortune 500 company). Thereafter, he practiced law at two large NYC law firms. Since leaving the private practice of law, Mr. Roberts has worked primarily in financial management roles with a number of government contractors in the aerospace, defense and Information technology sectors.

Mr. Roberts has more than 30 years’ experience in public and private corporate finance and government contracting, including professional services, software products, and hardware manufacturing businesses. Mr. Roberts has served as the Chief Financial Officer of both public and private companies during the course of his career, including Secure Point Technologies, Systems Made Simple, Inc. (now a subsidiary of Leidos), Integral Systems Inc. (a publicly company traded on NASDAQ under the symbol “ISYS.” now a subsidiary of Kratos), and Pearson Analytic Solutions (now a subsidiary of General Dynamics). From 2012 to November 2016, he worked first as the CFO, and later as the President of Systems Made Simple, Inc., a wholly owned subsidiary of Leidos. Mr. Roberts is a co-author of Antitrust for Business, and has published articles on antitrust and patent law, space policy, information technology, and corporate finance.

Justin Schreiber, Director

Mr. Schreiber, age 36, is the President and founder of JLS Ventures, a venture capital and capital markets advisory firm that partners with entrepreneurs and emerging growth companies to build disruptive products and technologies in the technology, healthcare and consumer products verticals. Since February 2018, Mr. Schreiber has been the President, CEO and a Director of Conversion Labs Inc., a publicly traded direct to consumer e-commerce company. Prior to founding JLS Ventures, Mr. Schreiber ran a consulting business that provided investor relations, advisory services and capital raising solutions to small publicly traded companies. In addition to his capital markets experience, Mr. Schreiber previously worked for a global healthcare consulting firm as well as in the foreign currency trading business. He holds a BS in International Business from Elizabethtown College and a BA in International Management from the ICN École de management in Nancy, France.

Bertrand Velge, Director

Mr. Velge, age 59, is the Managing Director of Graftyset, Ltd., a privately held company based in the United Kingdom. Graftyset is a wholesale distributor of wine, beer and other alcoholic and non-alcoholic beverage, based in Sidcup, Kent (UK). Mr. Velge has served as Managing Director since the company was incorporated in 2003 under the name of Otterden Vintners, Ltd. Mr. Velge also served as Director for Aliunde Ltd. since 2005. Mr. Velge has over twenty years of experience in multi-disciplinary venture investing and was managing director and co-founder of a fund that trades equities in Europe, Asia and the US focusing on IPOs. He speaks English, Flemish and French, and is a graduate of the Universite Catholique de Louvain.

Director Independence and Corporate Governance Matters

Our Board of Directors will periodically review relationships that directors have with the Company to determine whether the directors are independent.  Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from the Company, are not an affiliated person of the Company or its subsidiaries (e.g., an officer or a greater-than-ten-percent stockholder) and are independent within the meaning of applicable laws, regulations and the Nasdaq listing rules. In this latter regard, the Board of Directors will use the Nasdaq listing rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of its directors are independent, solely in order to comply with applicable SEC disclosure rules. However, this is for disclosure purposes only. It should be understood that, as a corporation whose shares are not listed for trading on any securities exchange, our Company is not required to have any independent directors at all on its Board of Directors, or any independent directors serving on any particular committees of the Board of Directors.

As of the date of this prospectus, the Board of Directors has determined that Bertrand Velge and Justin Schreiber are independent within the meaning of the Nasdaq listing rule cited above.

Our Board of Directors does not have any committees formed. As independent directors are added to our board, we intend to form a formal Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and adopt appropriate written charters for such committees. Presently, however, there are no plans to appoint certain directors to specific committees. Until such time as an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is formed, the full Board of Directors fulfills the functions normally undertaken by committees of that sort.

Compliance with Section 16(a) of Exchange Act

Our affiliates who are members of our management voluntarily comply with Section 16 of the Securities Exchange Act of 1934, as amended, even though we do not have securities registered under Section 12 of Exchange Act. Section 16(a) of the Exchange Act requires a registrant’s officers and directors, and certain persons who own more than 10% of a registered class of a registrant’s equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership (“Section 16 Reports”) with the Securities and Exchange Commission. Reporting Persons are required by the SEC to furnish the registrant with copies of all Section 16 Reports they file.

Based solely on our review of the copies of such Section 16 Reports received by us, or written representations received from certain Reporting Persons, all Section 16(a) filing requirements that would be applicable to our Reporting Persons (as our securities are registered under Section 12 of the Exchange Act) during and with respect to the fiscal year ended December 31, 2018 have been met on a timely basis.

Legal Proceedings

During the past ten years, none of our current directors or executive officers has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

●	subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

None of our directors, officers or affiliates, or any beneficial owner of 5% or more of our common stock, or any associate of such persons, is an adverse party in any material proceeding to, or has a material interest adverse to, us or any of our subsidiaries.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2018 and 2017.

2018 EXECUTIVE OFFICER COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Angela Collete	2018	0	0	0	0	0	0	0	0
(Receiver)	2017	0	0	0	0	0	0	0	0
	2016

Robert Liscouski	2018	300,000	0	504,000	0	0	0	0	804,000
Chief Executive	2017	—	—	—	—	—	—	—	—
Officer (PEO)	2016	—	—	—	—	—	—	—	—

Christopher Roberts	2018	165,763	0	1,512,000	0	0	0	0	1,677,763
Treasurer (PFO)	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—

Employment Agreements and Change-in-Control Provisions

Executive Employment Agreements

Mr. Liscouski Employment Agreement

We entered into an employment agreement with Robert Liscouski, our Chief Executive Officer, on February 15, 2018 (the “Liscouski Employment Agreement”). The agreement is for an indefinite term, subject to periodic review by the Board of Directors, stipulates a base salary (the “Base Salary”) of $360,000 per year. For the fiscal year ending December 31, 2019 and for subsequent fiscal years, the Liscouski Employment Agreement allows for an annual incentive bonus in the amount up to $150,000 per year, subject to Mr. Liscouski achieving certain performance based milestones that are established by the Board of Directors. In connection with the Liscouski Employment Agreement, Mr. Liscouski was issued 100,000 restricted shares of the Company’s common stock.

As a full-time employee of the Company, Mr. Liscouski will be eligible to participate in the Company’s benefit programs.

Mr. Liscouski’s employment may be terminated by the Company with or without “Cause”. “Cause” shall mean (i) conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of Company property; (ii) dishonesty, gross negligence or gross misconduct that is materially injurious to the Company or material failure to perform her/his duties under this Agreement which has not been cured by Mr. Liscouski within 10 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such failure to perform; and (iii) illegal use or use of drugs, alcohol, or other related substances that is materially injurious to the Company. If the Company terminates Mr. Liscouski’s employment without “Cause” the Company will continue payment of Mr. Liscouski’s Base Salary for an additional twelve (12) months from the date Mr. Liscouski is terminated.

Mr. Roberts Consulting Agreement

We entered into a consulting agreement with Christopher Roberts, our Chief Financial Officer, on March 1, 2018 (the “Roberts Agreement”) whereby Mr. Roberts is to provide the Company with financial and accounting and business strategy services. Mr. Roberts is to be paid $150.00 on an hourly basis. In connection with the Roberts Agreement, Mr. Roberts was issued 300,000 restricted shares of the Company’s common stock.

The Roberts Agreement may be terminated by either party at will, for any reason or no reason, upon fourteen (14) days prior written notice.

Mr. Shuster Employment Agreement

We entered into an employment agreement with Sergey Shuster, an employee of the Company, on February 28, 2018 (the “Shuster Employment Agreement”). Mr. Shuster is entitled to a monthly salary of $25,000. In connection with the Shuster Employment Agreement, Mr. Shuster also received 400,000 restricted shares of the Company’s common stock, over a three-year period.

The Company terminated Mr. Shuster as an employee effective May 3, 2019.

Outstanding Equity Awards at Fiscal Year-End

We did not have any equity compensation plans in calendar year 2018 and therefore no equity awards were outstanding as of December 31, 2018.

Director Compensation

2018 DIRECTOR COMPENSATION TABLE

None of the members of the Board of Directors of the Company were compensated for services in such capacity.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

As of November 21, 2019, no options have been issued.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 21, 2019, the number of shares of common stock owned of record and beneficially by our executive officers, directors and persons who hold 5% or more of the outstanding shares of common stock of the Company.

The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, each of the shareholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our common stock. Except as otherwise indicated, the address of each of the shareholders listed below is: c/o Quantum Computing Inc., 215 Depot Court SE #215, Leesburg, VA 20175.

Applicable percentage ownership is based on 7,362,046 shares of Common Stock outstanding as of November 21, 2019. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Common Stock as held by that person or entity that are currently exercisable or that will become exercisable within 60 days of November 21, 2019.

Name and Address of Beneficial Owner	Common Stock Owned Beneficially	Percent of Class
Named Executive Officers and Directors
Robert Liscouski, Chief Executive Officer and Chairman (1)	612,500	8.32
Christopher Roberts, Chief Financial Officer (2)	325,000	4.41
Bertrand Velge (3)	1,774,888	21.88
Justin Schreiber (4)	385,734	4.99
All directors and officers as a group (4 persons)	3,098,122	39.59
5% or greater shareholders
Peter Schultz (5)	1,002,422	13.62
Gordon Rudolph (6)	635,090	8.63
Total	4,735,634	61.84

*	Less than 1%

(1)	Includes 612,500 shares of common stock.

(2)	Includes 325,000 shares of common stock.

(3)	Includes 1,024,888 shares of common stock and 750,000 shares of common stock underlying convertible notes.

(4)	Mr. Schreiber has voting and investment control of the following shares: 1,000,000 shares of common stock underlying convertible notes which JOJ Holdings, LLC holds, however the convertible promissory notes are not exercisable to the extent that the shares of common stock issuable upon the exercise of the convertible notes would result in a beneficial ownership of Mr. Schreiber above 4.99% of the Company’s outstanding share amount. Mr. Schreiber is the President of JOJ Holdings, LLC and is the beneficial owner of these securities.

(5)	Includes 1,002,422 shares of common stock.

(6)	Includes 635,090 shares of common stock.

Changes in Control

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related-Party Transactions

Other than as disclosed below, there have been no transactions involving the Company since the beginning of the last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

To finance the acquisition of the control block of shares in IBGH, an investor group (the “Initial Investors.”), loaned Convergent Risk Group, LLC (Convergent) $275,000, in exchange for Promissory Notes from Convergent (the “Promissory Notes”) in the total amount of $275,000. Convergent, a Virginia limited liability company, is owned 100% by Mr. Robert Liscouski, who is the CEO and currently the majority shareholder of the Company. To induce Mr. Liscouski to serve as CEO of the Company, the Company assumed the “Promissory Notes” in the total amount of $275,000 and certain liabilities (the “Liabilities”). The Liabilities and the Promissory Notes are collectively the “Convergent Liabilities.” The Convergent Liabilities assumed by the Company were exchanged for Convertible Promissory Notes issued by the Company for $275,000 (the same amount that Convergent had issued them for). The Convertible Promissory Notes accrue interest at eight percent (8%) per annum and are convertible into common stock of the Company at a conversion price of $0.10 per share at any time prior to or at August 10, 2020. The Company also assumed a promissory note from one of the Initial Investors to Convergent in the amount of $100,000, which is payable on or before December 31, 2019. While the conversion of the Convertible Promissory Notes is mandatory at the maturity date, August 10, 2020, the election to convert is at the option of the Initial Investor. The Company has no obligation to repay the Initial Investors in cash. However, the conversion of the Convertible Promissory Notes will result in dilution of other shareholders once the Initial Investors convert their notes into the Company’s common stock.

The Company contracted with REMTCS, Inc. (“REMTCS”), an entity wholly owned by Richard Malinowski, who was the Company’s Chief Technology and Operations Officer at the time, to acquire the necessary hardware and software, configure and install the REMTCS proprietary security system, known as “PASS.” The total cost of the PASS System was approximately $670,000. Since that time, the Company, Mr. Malinowski and REMTCS have unwound this agreement, and Mr. Malinowski has left the Company. The Company has initiated a law suit against Mr. Malinowski and REMTCS in connection with the foregoing. See “Legal Proceedings”.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and the material provisions of our Amended and Restated Certificate of Incorporation, corporate bylaws and other agreements to which we and our stockholders are parties, in each case upon the closing of this offering. The following is only a summary and is qualified by applicable law and by the text of the actual documents, copies of which are available as set forth under “Where You Can Find More Information.”

General

The following is a summary of the rights of our Common Stock and certain provisions of our articles of incorporation and bylaws which will be in effect after the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, bylaws and the Certificates of Designation (as defined below) of our preferred stock, copies of which are filed as exhibits to the registration statement, and to the applicable provisions of Delaware law.

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 260,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), and 10,000,000 shares of blank check preferred. As of November 21, 2019, 7,362,046 shares of Common Stock were issued and outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock may, receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held by such shareholder.

Right to Receive Liquidation Distribution

Holders of common stock are entitled to dividends when, and if, declared by the Board of Directors out of funds legally available therefore; and then, only after all preferential dividends have been paid on any outstanding Preferred Stock. The Company has not had any earnings and it does not presently contemplate the payment of any cash dividends in the foreseeable future.

Preferred Stock in General

The preferred stock of the Company may be issued from time to time by the Board of Directors in one or more series. The description of shares of each series of preferred stock will be set forth in resolutions adopted by the Board of Directors and a Certificate of Designation to be filed as required by Delaware law prior to issuance of any shares of the series. The Certificate of Designation will set the number of shares to be included in each series of preferred stock and set the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distribution, qualifications, or terms and conditions of redemption relating to the shares of each series. However, the Board of Directors is not authorized to change the right of the common stock to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of preferred stock includes, but is not limited to, setting or changing the following:

●	The designation of the series and the number of shares constituting the series, provided that the aggregate number of shares constituting all series of preferred stock may not exceed 10,000,000;

●	The annual distribution rate on shares of the series, whether distributions will be cumulative and, if so, from which date or dates;

●	Whether the shares of the series will be redeemable and, if so, the terms and conditions of redemption, including the date or dates upon and after which the shares will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

●	The obligation, if any, of the Company to redeem or repurchase shares of the series pursuant to a sinking fund;

●	Whether shares of the series will be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

●	Whether the shares of the series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of the voting rights;

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Worldwide Stock Transfer, LLC with an address at One University Plaza, Suite 505, Hackensack, NJ 07601. Their phone number is (201) 820-2008.

Warrants

As of November 21, 2019, there are no outstanding warrants to purchase our securities.

Options

As of November 21, 2019, there are no outstanding options to purchase our securities.

Dividends

We have not paid any cash dividends to our holders of Common Stock. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Market for our Securities

While there is no established public trading market for our Common Stock, our Common Stock is quoted on the OTC Markets OTCQB under the symbol “QUBT”.

The market price of our Common Stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Common Stock, regardless of our actual or projected performance.

Certain Anti-Takeover Effects

Charter and Bylaw Provisions

Certain provisions set forth in our Certificate of Incorporation, in our corporate bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

●	Special Meetings of Stockholders. Our corporate bylaws provide that special meetings of stockholders may be called only by our Chief Executive Officer or by a majority of the directors of our Board of Directors. Stockholders are not permitted to call a special meeting of stockholders, to require that the Chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

●	Blank Check Preferred Stock. Our Amended and Restated Certificate of Incorporation contain provisions that permit us to issue, without any further vote or action by the stockholders, up to 10 million shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Delaware State Law

Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

●	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

On January 30, 2019, the Board of Directors dismissed Thayer O’Neal Company, LLC (“Thayer”) as the Company’s independent registered public accounting firm, effective as of such date.

The audit reports of Thayer on the consolidated financial statements of the Company for each of the two most recent fiscal years ended December 31, 2017 and December 31, 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports for the years ended December 31, 2017 and December 31, 2016 contained an explanatory paragraph disclosing the uncertainty regarding the Company’s ability to continue as a going concern.

During the Company’s two most recent fiscal years ended December 31, 2017 and December 31, 2016 and during the subsequent interim period from January 1, 2018 through January 30, 2019, (i) there were no disagreements with Thayer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Thayer’s satisfaction, would have caused Thayer to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

On February 4, 2019, the Board of Directors engaged BF Borgers CPA PC (“BF”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

During the two most recent fiscal years ended December 31, 2017 and December 31, 2016 and during the subsequent interim period from January 1, 2018 through February 4, 2019, neither the Company nor anyone on its behalf consulted BF regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that BF concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event”, each as defined in Regulation S-K Item 304(a)(1)(iv) and 304(a)(1)(v), respectively. “

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements of the Company included in this prospectus and in the registration statement have been audited by Thayer O’Neal Company, LLC and BF Borgers CPA PC, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the Common Stock hereby will be passed upon for us by Lucosky Brookman LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Index to the Financial Statements

(Unaudited)

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Balance Sheets

(Unaudited)

	September 30,	December 31
	2019	2018
ASSETS

Current assets
Cash and cash equivalents	$308,397	$1,767,080
Prepaid Expenses	7,377	23,179
Lease right-of-use	-	-
Fixed Assets (net of depreciation)	18,543	6,897
Total assets	$334,317	$1,797,156

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$161,893	$54,018
Accrued Expenses	103,555	89,584
Lease Liability	-	-
Convertible promissory notes – related party	100,000	100,000
Convertible promissory notes	1,009,000	3,070,500
Total liabilities	1,374,448	3,314,102

Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 250,000,000 shares authorized; 7,362,046 and 4,724,161 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	736	472
Additional paid-in capital	13,095,301	10,935,029
APIC-Beneficial Conversion Feature in Equity	3,995,500	3,995,500
APIC-Stock Based Compensation	4,246,794	4,031,920
Subscription Receivable	(100,000)	(100,000
Accumulated deficit	(22,278,462)	(20,379,867)
Total stockholders’ equity (deficit)	(1,040,131)	(1,516,946)
Total liabilities and stockholders’ equity (deficit)	$334,317	$1,797,156

The accompanying notes are an integral part of these audited financial statements.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Statement of Operations

(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Total revenue	$-	$-	$-	$-
Cost of revenue	-	-	-	-
Gross profit			-	-
Salaries	352,380	523,456	120,653	242,133
Consulting	254,052	233,232	80,090	104,113
Research & Development	553,376	155,421	256,928	77,700
Stock Based Compensation	214,884	24,192,000	(1,343,866)	24,192,000
Selling General & Administrative -Other	407,269	323,994	102,036	103,099
Operating expenses	1,781,961	25,418,103	(784,159)	24,719,045
Loss from Operations	(1,781,961)	(25,418,103)	784,159	(24,719,045)
Interest Income – Money Market	8,522	-	1,479	-
Interest Expense – Promissory Notes	(125,157)	(30,684)	(15,333)	(30,684)
Interest Expense - Beneficial Conversion Feature	-	(3,481,000)	-	(2,256,000)
Asset Impairment Charge	-	-	-	-
Other income (expense)	(116,635)	(3,511,684)	(13,854)	(2,286,684)

Federal income tax expense	-	-	-	-

Net loss	$(1,898,596)	$(28,929,787)	$770,305	$(27,005,729)

Weighted average shares - basic and diluted	7,362,046	5,918,862	7,362,046	5,918,862
Loss per share - basic and diluted	$(0.26)	$(4.89)	$0.10	$(4.56)

The accompanying notes are an integral part of these financial statements.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Statement of Stockholders’ Deficit

For the Nine Months Ended September 30, 2019

(Unaudited)

	Common Stock		Additional Paid	Accumulated
	Shares	Amount	in Capital	Deficit	Total

BALANCES, December 31, 2018	4,724,161	$472	$18,862,449	$(20,379,867)	$(1,516,946)

Issuance of shares for cash	-	-	-	-	-
Beneficial Conversion Feature	-	-	-	-	-
Subscription Receivable	-	-	-	-	-
Stock based compensation	25,000	3	71,247	-	71,250
Net loss	-	-	-	(635,673)	(635,673)
BALANCES, March 31, 2019	4,749,161	$475	$18,933,696	$(21,015,540)	$(2,081,369

Issuance of shares for cash	200,000	20	19,980	-	20,000
Beneficial Conversion Feature	-	-	-	-	-
Subscription Receivable	-	-	-	-	-
Stock based compensation	350,000	35	1,487,465	-	1,487,500
Net loss	-	-	-	(2,033,227)	(2,033,227)
BALANCES, June 30, 2019	5,299,161	$530	$20,441,142	$(23,048,767)	$(2,607,096)

Issuance of shares for cash	2,239,525	233	2,140,293	-	2,140,526
Beneficial Conversion Feature	-	-	-	-	-
Subscription Receivable	-	-	-	-	-
Stock based compensation	(266,640)	(27)	(1,343,839)	-	(1,343,866)
Net loss	-	-	-	770,305	770,305
BALANCES, September 30, 2019	7,362,046	$736	$21,237,595	$(22,278,462)	$(1,040,131)

The accompanying notes are an integral part of these audited financial statements.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Statement of Stockholders’ Deficit

For the Nine Months Ended September 30, 2018

(Unaudited)

	Common Stock		Additional Paid	Accumulated
	Shares	Amount	in Capital	Deficit	Total

BALANCES, December 31, 2017	$943,735	$94	$9,871,180	$(9,872,774)	$(1,500)

Issuance of shares for cash	50,000	5	19,995	-	20,000
Beneficial Conversion Feature	-	-	750,000	-	750,000
Subscription Receivable	-	-	(100,000)	-	(100,000)
Stock based compensation	-	-	-	-	-
Net loss	-	-	-	(1,048,848)	(1,048,848)
BALANCES, March 31, 2018	993,735	$99	$10,541,175	$(10,921,622)	$(380,348)

Issuance of shares for cash	100,000	10	39,990	-	40,000
Beneficial Conversion Feature	-	-	475,000	-	475,000
Subscription Receivable	-	-	-	-	-
Stock based compensation	-	-	-	-	-
Net loss	-	-	-	(875,210)	(875,210)
BALANCES, June 30, 2018	1,093,735	$109	$11,056,165	$(11,796,832)	$(740,558)

Issuance of shares for cash	25,127	3	57,517	-	57,520
Beneficial Conversion Feature	-	-	2,256,000	-	2,256,000
Subscription Receivable	-	-	-	-	-
Stock based compensation	4,800,000	480	24,144,000	-	24,144,480
Net loss	-	-	-	(27,005,729)	(27,005,729)
BALANCES, September 30, 2018	5,918,862	$592	$37,513,682	$(38,802,561)	$(1,288,287)

The accompanying notes are an integral part of these audited financial statements.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Statement of Cash Flows

For the Nine Months Ended September 30, 2019 and 2018

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,898,596)	$(28,929,787)
Adjustments to reconcile net income (loss) to net cash
Prepaid Expenses	15,804	(1,692)
Loan from Officer	-	100
Depreciation	1,431	11,167
Accrued Expenses	13,971	73,021
Stock Based Compensation	214,874	24,144,000
Accounts payable	107,875	70,376
Beneficial Conversion Feature	-	3,481,000
CASH USED IN OPERATING ACTIVITIES	(1,544,642)	(1,151,815)

CASH FLOWS FROM INVESTING ACTIVITIES
Fixed Assets – Computer Software and Equipment	(13,077)	(670,000)
CASH USED IN INVESTING ACTIVITIES	(13,077)	(670,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance (repayment/conversion) of Convertible Promissory Notes	(2,061,500)	3,481,000
Proceeds from stock issuance	2,160,536	118,000
Note Receivable	-	(100,000)
CASH PROVIDED BY FINANCING ACTIVITIES	99,036	3,499,000

Net increase (decrease) in cash	(1,458,683)	1,677,185

Cash, beginning of period	1,767,080	-

Cash, end of period	$308,397	$1,677,185

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
NON-CASH INVESTING ACTIVITES
Subscription receivable created from issuance of note payable	$-	$100,000

NON-CASH FINANCING ACTIVITES
Note payable issued in exchange for a Subscription receivable	--	100,000
Common stock issued for compensation	(214,874)	24,144,000
Convertible Promissory Notes issued as Compensation – related party	$-	$175,000
Conversion of Convertible Promissory Notes to Common Stock	(2,035,500)

The accompanying notes are an integral part of these financial statements.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

September 30, 2019

(Unaudited)

Note 1 – Organization and Summary of Significant Accounting Policies:

Organization:

Quantum Computing Inc., formerly known as Innovative Beverage Group Holdings, Inc. a Delaware corporation (the “Company”) was the surviving entity as the result of a merger between Ticketcart, Inc. and Innovative Beverage Group, Inc., both Nevada corporations. Innovative Beverage Group, Inc. was the surviving entity as the result of a merger between Kat-A-Tonic Distributing, Inc., a Texas corporation and United European Holdings, Ltd., a Nevada Corporation.

History

Quantum Computing Inc. (the “Company”), was incorporated in the State of Nevada on July 25, 2001 as Ticketcart, Inc. Ticketcart’s original business plan involved in the sale of ink-jet cartridges online. Ticketcart offered remanufactured and compatible cartridges for Hewlett-Packard, Epson, Lexmark, and Canon inkjet printers. On July 25, 2007, Ticketcart, Inc. acquired Innovative Beverage Group, Inc. and changed its name to Innovative Beverage Group Holdings, Inc. to better reflect its business operations at the time which was beverage distribution and product development. In 2013, Innovative Beverage Group Holdings, Inc. ceased operations. On May 22, 2017, one of Innovative Beverage Group Holdings, Inc.’s. shareholders, a North Carolina resident (the “Plaintiff”), filed suit against the Company alleging “(1) fraud; and (2) breach of fiduciary duties of care, loyalty and good faith to the Corporation’s shareholders.”   The complaint alleged that the officers and directors of IBGH had abandoned it and allowed the Company’s assets to be wasted, causing injury to the Company and its shareholders.   Plaintiff sought damages of $30,000 for each claim, plus reimbursement of filing costs of $1,000, and the appointment of a Receiver for the Company.  On August 28, 2017, the North Carolina Court, Superior Court Division (the “North Carolina Court”), entered a default judgment for Plaintiff and appointed an exclusive Receiver (the “Receiver”) over the Company. On October 4, 2017 the Receiver filed Articles of Incorporation in North Carolina for Innovative Beverage Group Holdings, Inc., a wholly-owned subsidiary of the Company, (“IBGH North Carolina”). On October 26, 2017, Innovative Beverage Group, Inc. redomiciled to North Carolina.

On January 22, 2018, while the Company was in receivership, the Company sold 500,000 shares (the “CRG Shares”) of its common stock to Convergent Risk Group (“CRG”), an entity owned and operated by the Company’s Chief Executive Officer, Robert Liscouski, for $155,000. On February 21, 2018, by written consent of the majority shareholder (Convergent Risk), Mr. Robert Liscouski (the Chief Executive Officer of Convergent Risk) and Mr. Christopher Roberts were elected as members of the Company’s Board of Directors. Mr. Liscouski was simultaneously elected as Chairman of the Board. The majority shareholder also directed the Company to take the necessary action to change its domicile from North Carolina to Delaware and change its name to Quantum Computing Inc. On February 21, 2018 the Company filed Articles of Conversion in North Carolina to convert the Company to a Delaware corporation with the name changed to Quantum Computing Inc. On February 22, 2018 the Company filed a Certificate of Conversion in Delaware to convert to a Delaware corporation with the name changed to Quantum Computing Inc. and re-domiciled to the state of Delaware on February 23, 2018.

Business

The Company’s business focuses on quantum computing software development. The Company intends to develop heterogeneous software that can run on the platforms that are under development by the quantum computer hardware industry. The Company’s initial focus will be on the financial services sector. Other potential markets for quantum computing include cybersecurity, artificial intelligence (“AI”), machine learning, genetics and pharmaceuticals. The Company intends to be a leading provider of software that can run on multiple quantum platforms.

Initially, the Company is focused on two main development efforts. First, we plan to focus on the development of quantitative financial related products such as financial portfolio optimization. The financial services industry has used quantitative financial software applications for several decades with some success. However, those existing products are limited in their performance due to the lack of computing power to solve these classes of optimization problems, which are known as “NP Complete Problems”. NP Complete Problems are a class of mathematical problems that can be solved in polynomial increments of time using a non-deterministic method. These NP Complete Problems require complex calculations, which cannot currently be performed in reasonable amounts of time using conventional, binary computer systems, with the exception of simple cases. These problems are intractable because of the inability of bit-based systems to handle complex non-deterministic problems. The recent developments in quantum annealing and other quantum hardware suggests that these problems will soon be solvable using these new technologies. The Company’s goal is to develop and implement quantum related algorithms to provide solutions to these NP Complete Problems in the area of financial optimization. Optimization algorithms are ideally suited to run on a class of quantum computers, known as “annealers,” that are currently becoming made available in the market by various manufacturers.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

September 30, 2019

(Unaudited)

The Company’s secondary market focus will be the field of cybersecurity, specifically encryption and decryption algorithms. Current encryption algorithms, such as DES (widely used in banking transactions), use codes based on the product of two very large prime numbers. To decrypt the message requires finding the factors of a very large number, which can be done with current computers, but takes unacceptably long amounts of time. The factorization process can be performed much more rapidly using algorithms running on a quantum computer. The other aspect of cybersecurity that we will work on is development of encryption algorithms that are either “quantum resistant”, i.e. difficult for quantum computer to crack, or “quantum based”, i.e., that use principals of quantum physics to create a quantum based code that is difficult for both conventional and quantum computers to break. Information security has a number of components, of which encryption is an important tool. Encryption is vital to e-commerce, banking, cellular communication, and protecting email, websites and online identities because unprotected data can be stolen and misused.

Business Strategy

The Company plans to enter the market for high performance computers and software applications, specifically focusing on what are known as “quantum computers”. The Company has assembled a team of experienced engineers in super computing technology and quantum mathematics, which will focus on design and development of several quantum software applications that target solutions to problems including non-deterministic polynomial applications.

The Company has hired physicists, applied mathematicians (algorithm developers) and software developers to support the technical team in developing and designing quantum software applications.  Applied mathematicians develop the algorithms and algorithm/software developers design software solutions utilizing the algorithms provided to them by mathematicians. Software engineers test the algorithm code to ensure reliable and accurate performance of the software product.

In addition, the Company has retained outside leading industry experts from well-known institutions from the financial services industry and leading financial institutions, and expects to retain additional advisors from cybersecurity firms and government agencies to serve as technical advisors to the Company. We have formed an advisory board of additional subject matter experts, which is expected to assist us to shape our business strategy and direction as well as work with us to establish our market approach. QCI is also pursuing US Government initiatives in quantum computing and AI, including grants and funding, that are fostering U.S. innovation in those domains.

The Company does not currently intend to be a hardware manufacturer. However, due to the cutting-edge nature of quantum computing and the high cost and limited availability of quantum computers, as well as limitations on the capabilities of existing quantum simulators, we may find it necessary over the next two years to develop our own quantum simulators upon which we can develop and test our quantum software products. If such development becomes necessary, our simulators are expected to emulate the characteristics and capabilities of a quantum computer such as superposition and quantum entanglement. Our plan is to license our software as a cloud based service, but we are not ruling out selling turn-key hardware systems that would incorporate and support our own quantum inspired computing solutions.

The Company’s technical leadership intends to leverage industry expertise and innovative methods to develop quantum computer application solutions capable of solving increasingly complex problems in a more rapid and thorough manner.  The Company will initially focus on addressing computational problems in the financial services, and cybersecurity quantum-secure encryption markets, followed later by addressing problems in the AI and genetics marketplaces.

The Company’s fiscal year end is December 31.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

September 30, 2019

(Unaudited)

Basis of Presentation:

The accompanying Balance Sheet as of September 30, 2019, which was derived from audited financial statements, and the unaudited interim financial statements of the Company have been prepared in accordance with U.S. GAAP for interim financial information, the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, the accompanying unaudited, financial statements contain all adjustments necessary to present fairly the financial position of the Company as of September 30, 2019, and the cash flows and results of operations for the nine months then ended. Such adjustments consisted only of normal recurring items. The results of operations for the nine months ended September 30 are not necessarily indicative of the results for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accounting policies followed by the Company are set forth in Note 1 to the Company’s consolidated financial statements contained in the Company’s 2018 Form 10-K, filed with Securities and Exchange Commission, and it is suggested that these financial statements be read in conjunction therewith.

Accounting Changes

Except for the changes discussed below, Quantum has consistently applied the accounting policies to all periods presented in these unaudited financial statements.

Adoption of ASC 842

On January 1, 2019, we adopted FASB Accounting Standards Codification, or ASC, Topic 842, Leases (“ASC 842”) which requires the recognition of the right-of-use assets and relating operating and finance lease liabilities on the balance sheet. As permitted by ASC 842, we elected the adoption date of January 1, 2019, which is the date of initial application. As a result, the consolidated balance sheet prior to January 1, 2019 was not restated, continues to be reported under ASC Topic 840, Leases (“ASC 840”), which did not required the recognition of operating lease liabilities on the balance sheet, and is therefore not comparative. Under ASC 842, all leases are required to be recorded on the balance sheet and are classified as either operating leases or finance leases. The lease classification affects the expense recognition in the income statement. Operating lease charges are recorded entirely in operating expenses. Finance lease charges are split, where amortization of the right-of-use asset is recorded in operating expenses and an implied interest component is recorded in interest expense. The expense recognition for operating leases and finance leases under ASC 842 is substantially consistent with ASC 840. As a result, there is no significant difference in our results of operations presented in our consolidated income statement and consolidated statement of comprehensive income for each period presented.

We adopted ASC 842 using a modified retrospective approach for all leases existing at January 1, 2019. The adoption of ASC 842 had a minor impact on our balance sheet. The most significant impact was the recognition of the operating lease right-of-use assets and the liability for operating leases. The accounting for finance leases (capital leases) was substantially unchanged. Accordingly, upon adoption, leases that were classified as operating leases under ASC 840 were classified as operating leases under ASC 842, and we recorded an adjustment of $2,491 to operating lease right-of-use asset and the related lease liability. The lease liability is based on the present value of the remaining minimum lease payments, determined under ASC 840, discounted using our incremental borrowing rate at the effective date of January 1, 2019. As permitted under ASC 842, we elected several practical expedients that permit us to not reassess (1) whether a contract is or contains a lease, (2) the classification of existing leases, and (3) whether previously capitalized costs continue to qualify as initial indirect costs. The application of the practical expedients did not have a significant impact on the measurement of the operating lease liability. As of December 31, 2018 and September 30, 2019 we had no finance leases.

The impact of the adoption of ASC 842 on the balance sheet at December 31, 2018 was:

	As Reported December 31, 2018	Adoption of ASC 842 Increase (Decrease)	Revised Balance January 1, 2019
Other Current Assets	1,767,080		1,767,080
Operating Lease right-of-use assets	-	2,491	2,491
Total assets	1,797,156	2,491	1,799,647
Other current liabilities	3,314,102		3,314,102
Lease Liability-current	-	2,491	2,491
Long-term Liabilities	-	-	-
Total Liabilities and equity	1,797,156	2,491	1,799,647

We lease substantially all our office space used to conduct our business. We adopted ASC 842 effective January 1, 2019. For contracts entered into on or after the effective date, at the inception of a contract we assess whether the contract is, or contains, a lease. Our assessment is based on (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether we have the right to direct the use of the asset. At inception of a lease, we allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. Leases entered into prior to January 1, 2019 are accounted for under ASC 840 and were not reassessed.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

September 30, 2019

(Unaudited)

Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset or (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset. A lease is classified as an operating lease if it does not meet any one of these criteria. Substantially all our operating leases are comprised of office space leases and as of December 31, 2018 and September 30, 2019 we had no finance leases.

For all leases at the lease commencement date, a right-of-use asset and a lease liability are recognized. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The Company is currently leasing space on a month-to-month basis while we evaluate alternatives for expansion facilities. Accordingly, no right-or-use asset or lease liability are currently recognized.

The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. The lease liability is initially measured at the present value of the lease payments, discounted using the interest rate implicit in the lease, or if that rate cannot be readily determined, our secured incremental borrowing rate for the same term as the underlying lease. For our real estate and other operating leases, we use our secured incremental borrowing rate. For our finance leases, we use the rate implicit in the lease or our secured incremental borrowing rate if the implicit lease rate cannot be determined.

Lease payments included in the measurement of the lease liability comprise the following: the fixed noncancelable lease payments, payments for optional renewal periods where it is reasonably certain the renewal period will be exercised, and payments for early termination options unless it is reasonably certain the lease will not be terminated early.

Lease expense for operating leases consists of the lease payments plus any initial direct costs, primarily brokerage commissions, and is recognized on a straight-line basis over the lease term.

Adoption of ASU 2018-02

On January 1, 2019, we adopted ASU 2018-02, Income Statement – Reporting Comprehensive Income: Reclassification of Certain Tax effects from Accumulated Other Comprehensive Income (“ASU 2018-02”), which requires the reclassification from accumulated other comprehensive income to retained earnings for the stranded tax effects arising from the reduction of the U.S. federal statutory income tax rate from 35% to 21%, effective January 1, 2018. ASU 2018-02 modifies ASC 740, Income Taxes (“ASC 740), which requires businesses to adjust the value of deferred tax assets and liabilities upon a change in the tax law. ASC 740 specifies that changes in tax assets and liabilities related to the tax rate change must be presented in earnings, even when the corresponding deferred taxes relate to items initially recognized in accumulated other comprehensive income such as pension adjustments, gains or losses on cash flow hedges, foreign currency translation adjustments and unrealized gains or losses on available-for-sale securities. The Company had no deferred tax assets or liabilities as of December 31, 2017, accordingly there were no stranded tax effects to reclassify and the adoption of ASU 2018-02 had no impact on the Company’s financial statements.

 Adoption of ASU 2018-07

On January 1, 2019, we adopted ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which aligns the accounting for share-based payments to nonemployees for goods and services with the requirements for accounting for share-based payments to employees under ASC 718 Compensation - Stock Compensation. ASU 2018-07 provides that nonemployee share-based payments are measured at the grant date at the fair value of the equity instruments to be provided to the nonemployee when the goods or services have been delivered. Prior to ASU 2018-07 nonemployee share-based payments were measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever could be more reliably measured.

We adopted ASU 2018-07 using a modified retrospective approach with a cumulative effect adjustment to retained earnings as of the implementation date for all nonemployee share-based payments that (1) have not been settled as of the adoption date and (2) nonemployee share-based payments for which a measurement date has not been established. We made no adjustment to retained earnings as a result of adopting ASU 2018-07.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

September 30, 2019

(Unaudited)

Use of Estimates:

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of assets and liabilities, and correspondingly revenues and expenses, depends on future events, the preparation of financial statements for any period necessarily involves the use of estimates and assumption an example being assumptions in valuation of stock options. Actual amounts may differ from these estimates. These financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below.

Cash and Cash Equivalents

The Company’s policy is to present bank balances under cash and cash equivalents, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Property and Equipment

Property and equipment is stated at cost or contributed value. Depreciation of furniture, software and equipment is calculated using the straight line method over their estimated useful lives, and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term. The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment.

Net Loss Per Share:

Net loss per share is based on the weighted average number of common shares and common shares equivalents outstanding during the period.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

September 30, 2019

(Unaudited)

Note 2 – Federal Income Taxes:

The Company has made no provision for income taxes because there have been no operations to date causing income for financial statements or tax purposes.

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards Number 109 (“SFAS 109”). “Accounting for Income Taxes”, which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

	September 30,
	2019	2018
Net operating loss carry-forwards	$1,088,955	$310,755
Valuation allowance	(1,088,955)	(310,755)
Net deferred tax assets	$-	$-

At September 30, 2019, the Company had net operating loss carry forwards of approximately $1,088,955.

The Company experienced a change in control during the 2018 calendar year and therefore no more than an insignificant portion of this net operating allowance will ever be used against future taxable income.

Note 3 – Going Concern

The Company’s financial statements have been prepared on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has earned no revenue from operations in the three-month periods ended September 30, 2019 and 2018, and has an accumulated deficit of $22,278,462 and $38,802,561 respectively. The Company’s ability to continue as a going concern is dependent upon its ability to develop additional sources of capital or ultimately acquire an entity which the Company hopes will become profitable at some time in the near future. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Management is seeking additional capital to finance the operations of the Company.

Note 4 – Financial Accounting Developments:

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

September 30, 2019

(Unaudited)

Note 5 – Subscription Receivable

The Company assumed a promissory note from one of its initial investors made to Convergent Risk Group, LLC, a private entity owned by our Chief Executive Officer, Robert Liscouski, in the amount of $100,000, which is payable on or before December 31, 2019. The promissory note was issued in payment for another promissory note from Convergent and issued in favor of the initial investor, which has also been assumed by the Company in exchange for a convertible promissory note issued by the Company to the initial investor in the amount of $100,000, convertible to Company common shares at a conversion price of $0.10 per share.. If the promissory note is paid in full on or before December 31, 2019, the Company’s Convertible Promissory Note will convert and shares will be issued. If the promissory note is not paid in full on or before December 31, 2019, the Company’s Convertible Promissory Note held by this investor will be cancelled, and no shares will be issued.

Note 6 – Property and Equipment

	September 30,	December 31,
Classification	2019	2018
Hardware & Equipment	$20,091	$7,014
Software	0	0
Total cost of property and equipment	20,091	7,014
Accumulated depreciation	1,548	117
Property and equipment, net	$18,543	$6,897

The Company made Property and Equipment acquisitions of $13,077 during the nine months ended September 30, 2019. The Company depreciates computer equipment over a period of five years.

Note 7 – Convertible Promissory Notes

In March 2018 the Board authorized the Company to issue non-interest bearing convertible promissory notes (the “March Notes”) at a conversion price of $0.10 per share to the Initial Investors and others. The Company issued $500,000 of these convertible notes, for proceeds of $225,000 in cash.

On May 24, 2018 the Board authorized a private placement of convertible promissory notes (the “May Offering Notes” together with the March Notes, the “Notes”) in the aggregate amount of up to $15,000,000 at a conversion price of $1.00 per share (the “Convertible Note Offering”).  The Notes accrue interest at eight percent (8%) per annum and are convertible into common stock of the Company at any time prior to or at twelve months from the issuance date (the “Maturity Date”).  In connection with the Convertible Note Offering, the Company received funds of $3,495,500. The Board terminated the Convertible Note Offering in October, 2018.

In total, the Company has issued Notes in the principal aggregate amount of $3,995,500, for which the Company has received a total of $3,720,500 in proceeds.

The Notes were issued at different times during the year, and the difference between the conversion prices of the Notes and the fair market value of the Company’s common stock at the date of the investment, as measured by the closing price on the OTC Markets, was recorded as a Beneficial Conversion Feature interest expense.

In June 2019, the Company refunded $26,000 to a Note investor. The accrued interest on that Note was written off by agreement with the investor.

In August 2019 the Company converted $1,994,500 principal amount of Convertible Promissory Notes convertible at $1.00 plus $124,997 of accrued interest into 2,119,525 restricted shares of common stock per the terms of the Convertible Note subscription agreements the Company entered into in 2018 with 59 accredited investors. Accrued interest on the Notes was rounded up to the next whole dollar so the Company did not issue fractional shares. Also in August, the Company converted $21,000 principal amount of Convertible Promissory Notes (non interest bearing) convertible at $0.10 into 210,000 shares of common stock.

Note 8 – Capital Stock:

On March 1, 2018 the board of directors (the “Board”) authorized the Company to raise up to $500,000 of equity capital at price of $0.40 per share of common stock (the “Initial Raise”). In connection with the Initial Raise, the Company received subscriptions for $75,000, and issued shares of restricted common stock pursuant to those certain Subscription Agreements. On September 5, 2018 the Board formally concluded the Initial Raise and ceased accepting investments.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

September 30, 2019

(Unaudited)

On April 13, 2018, The Company’s Board of directors authorized a 1:200 reverse stock split on the shares of the Company’s common stock. Accordingly, all references to numbers of common shares and per-share data in the accompanying financial statements have been adjusted to reflect the stock split on a retroactive basis. The Board and the majority stockholder also amended the Company’s Articles of Incorporation to increase the authorized capital of the company to 260,000,000 shares, consisting of 250,000,000 shares of common stock and 10,000,000 shares of preferred stock.

In September 2018, the Company issued 4,800,000 shares of restricted common stock to key management and technical personnel, pursuant to their respective employment agreements which were entered into and executed in July 2018 and made effective as of March 1, 2018, the date employment with the Company commenced. The Company recognized stock based compensation expense of $24.2 million in connection with the grants of stock to key management and technical personnel, pursuant to ASC 718. The expense amount was calculated based on the closing price of the Company stock on the OTC Markets on the date the grants were executed. In November 2018, two of the key management employees resigned from the Company and returned all of their stock grants to the Company, for a total of 4,000,000 shares. The return of the stock grants was treated as a forfeiture under ASC 718 and accordingly the Company reversed $20.16 million of the stock based compensation expense after the shares were returned to the Company and cancelled.

The terms of the employee stock grants are spelled out in Restricted Stock Agreements and Lock Up Agreements (the “Stock Agreements”), which the Company entered into with each employee. The Stock Agreements specify that the stock grants are subject to restrictions, and that the grants vest in full upon the first date of employment.  In addition, the employee is also subject to the Lock Up Agreement for three years from the date of employment. The Lock Up Agreement precludes the employee from selling, granting, lending, pledging, offering or in any way, directly or indirectly disposing of the shares granted by the Company. Because one hundred percent (100%) of the shares vest on the first day of employment, the employee has all of the rights of a shareholder including the ability to receive dividends and vote the shares. However, if the employee terminates their employment prior to the third anniversary of his/her date of hire, the Company has a right to recoup a portion of the stock grant. Specifically, the Company can recoup two thirds of the stock grant until the second anniversary date, and one third of the stock grant between the second and third anniversary dates. After the third anniversary, the Company has no further recoupment rights.

To properly account for the compensation expense associated with the stock grants under ASC 718, we first analyzed whether there was a “requisite service period” associated with the stock grants. Because the shares vest immediately, we determined that there was no requisite service period, and the employees received taxable compensation as of the date of grant. We also examined whether there were conditions associated with the employee stock grants that would affect recording of compensation expense. We determined that the Company’s recoupment or “clawback” right constitutes a contingent feature of a stock grant such as a clawback feature that should be accounted for if, and when, the contingent event occurs, Moreover, while the company has a legal right to recoup shares under certain conditions, in practice there are a number of procedural hurdles we would have to overcome to actually get the shares back if the terminated employee does not voluntarily surrender the certificate, and there is no guarantee we would succeed. Therefore, because the restricted stock grants vested in full upon the Effective Date, and the clawback right is a contingent condition, in accordance with ASC 718 we determined that the full amount of the fair market value of the shares should be recognized as compensation expense as of the date of the grant, rather than recognizing the stock based compensation expense pro rata over the three year period of the contingent clawback feature.

In October 2018 the Company converted an aggregate principal amount of $725,000 of Notes, plus $16,711 of accrued interest, into 1,510,377 shares of common stock. The Company also issued 130,000 shares of common stock to CNLT, LLC, pursuant to a non-dilution covenant contained in a 2017 North Carolina court order. These shares were issued under Section 3(a)(10) of the Securities Act.

In December 2018 the Company converted $100,000 principal amount of Initial Investor promissory notes, plus accrued interest of $2,422, into 1,002,422 shares of common stock.

In March 2019 the Company issued 25,000 shares of common stock to Lyons Capital, LLC, an investor relations firm, as compensation for services pursuant to the terms of an agreement the Company entered into with Lyons Capital in December 2018.

In June 2019 the Company converted $20,000 principal amount of Convertible Promissory Notes into 200,000 shares of common stock. The Company also issued 350,000 shares of common stock to CNLT, LLC, pursuant to a non-dilution covenant contained in a 2017 North Carolina court order. The shares were issued under Section 3(a)(10) of the Securities Act.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

September 30, 2019

(Unaudited)

In May 2019 the Company terminated an employee who had received a grant of 400,000 shares of restricted stock in September 2018 pursuant to an employment agreement. In August 2019 the Company exercised its rights under the Restricted Stock Agreement to recoup a portion of the original grant. The Company received back 266,640 shares of common stock from the former employee and the partial return of the stock grant was treated as a forfeiture under ASC 718 and accordingly the Company reversed $1,343,866 of the stock-based compensation expense previously recorded, after the shares were returned to the Company and cancelled. This is consistent with ASC 718 and the Company’s prior practice, as detailed above.

In August 2019 the Company converted $1,994,500 principal amount of Convertible Promissory Notes convertible at $1.00 plus $124,997 of accrued interest into 2,119,525 restricted shares of common stock per the terms of the Convertible Note subscription agreements the Company entered into in 2018 with 59 accredited investors. Accrued interest on the Notes was rounded up to the next whole dollar so the Company did not issue fractional shares. Also in August, the Company converted $21,000 principal amount of Convertible Promissory Notes (non interest bearing) convertible at $0.10 into 210,000 shares of common stock.

Note 9 – Related Party Transactions

Convergent Risk Group, LLC

To finance the acquisition of the control block of shares in IBGH, an investor group (the “Initial Investors.”), loaned Convergent Risk Group, LLC (Convergent) $275,000, in exchange for Promissory Notes from Convergent (the “Promissory Notes”) in the total amount of $275,000. Convergent, a Virginia limited liability company, is owned 100% by Mr. Robert Liscouski, who is the CEO and currently the majority shareholder of the Company. To induce Mr. Liscouski to serve as CEO of the Company, the Company assumed the “Promissory Notes” in the total amount of $275,000 and certain liabilities (the “Liabilities”). The Liabilities and the Promissory Notes are collectively the “Convergent Liabilities.” The Convergent Liabilities assumed by the Company were exchanged for Convertible Promissory Notes issued by the Company for $275,000 (the same amount that Convergent had issued them for).    The Convertible Promissory Notes accrue interest at eight percent (8%) per annum and are convertible into common stock of the Company at a conversion price of $0.10 per share at any time prior to or at August 10, 2019.    The Company also assumed a promissory note from one of the Initial Investors to Convergent in the amount of $100,000, which is payable on or before December 31, 2019.   While the conversion of the Convertible Promissory Notes is mandatory at the maturity date, August 10, 2020, the election to convert is at the option of the Initial Investor. The Company has no obligation to repay the Initial Investors in cash.  However, the conversion of the Convertible Promissory Notes will result in dilution of other shareholders once the Initial Investors convert their notes into the Company’s common stock.

REMTC, Inc.

To provide the Company with a highly secure development environment and intra-company data management and communication system, the Company contracted with REMTC, Inc. (“REMTC”), an entity wholly owned by Richard Malinowski, who was the Company’s Chief Technology and Operations Officer at the time, to acquire the necessary hardware and software, configure and install the REMTC proprietary security system, known as “PASS.” The total cost of the PASS System was approximately $670,000 which the Company paid to REMTC. In November 2018, Mr. Richard Malinowski informed the Company of his decision to resign as Chief Technology and Operations Officer and the Board accepted his resignation and that of Mr. Thomas Kelly. The Company and REMTC have unwound the PASS agreement and the Company expects to receive approximately $670,000 back from Mr. Malinowski and REMTC. The Company determined that the PASS System was unusable and therefore impaired, and wrote off the remaining undepreciated value of the PASS system as of December 31, 2018. In March 2019 the Company commenced litigation in New Jersey state court against REMTC, Mr. Malinowski and Mr. Kelly to recover the cost of the PASS System.

Note 10 – Reclassifications:

Certain reclassifications have been made to the prior period financial statements to conform to the current period financial statement presentation. Specifically, the Beneficial Conversion Feature expense relating to the offering of Convertible Promissory Notes in 2018 has been allocated to the periods in which the Promissory Notes were issued. These reclassifications had no effect on net earnings or cash flows as previously reported for calendar year 2018.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

September 30, 2019

(Unaudited)

Note 11 – Subsequent Events:

In October 2019 the Company entered into a Securities Purchase Agreement (the “SPA”), dated October 14, 2019 and effective October 16, 2019 (the “Issuance Date”), by and between the Company and Auctus Fund, LLC, a Delaware limited liability company (“Auctus”), pursuant to which Auctus purchased from the Company, for a purchase price of $500,000 (the “Purchase Price”): (i) a Convertible Promissory Note in the principal amount of $500,000.00 (the “Auctus Note”); (ii) a common stock purchase warrant permitting Auctus to purchase up to 500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $2.75 per share (the “First Warrant”); (iii) a common stock purchase warrant permitting Auctus to purchase up to 350,000 shares of the Company’s Common Stock at an exercise price of $3.75 per share (the “Second Warrant”); and (iv) a common stock purchase warrant permitting Auctus to purchase up to 275,000 shares of the Company’s Common Stock at an exercise price of $4.75 per share (the “Third Warrant” and together with the First Warrant and the Second Warrant, the “Warrants”, and together with the Note, the “Securities”).

The Auctus Note accrues interest at a rate of ten percent (10%) per annum and matures on October 14, 2020 (the “Maturity Date”). If the Company prepays the Auctus Note, the Company shall pay all of the principal and interest, together with a prepayment penalty ranging from 125% to 150% depending upon the date of such prepayment. The Auctus Note contains customary events of default (each an “Event of Default”). If an Event of Default occurs, all outstanding obligations owing under the Auctus Note will become immediately due and payable in cash or Common Stock at Auctus’ election. Any outstanding obligations owing under the Auctus Note which is not paid when due shall bear interest at the rate of twenty four percent (24%) per annum.

The Auctus Note is convertible into shares of the Company’s Common Stock, subject to the adjustments described therein. The conversion price (the “Conversion Price”) shall equal the lesser of: (i) $1.50, and (ii) 50% multiplied by the lowest trading price for the Common Stock during the twenty-five (25) trading day period ending on the latest complete trading day prior to the conversion date (representing a discount rate of 50%). Notwithstanding anything contained in the Auctus Note to the contrary, prior to the occurrence of an Event of Default, the Conversion Price shall not be less than $1.50 per share (the “Floor Price”). The Floor Price is subject to adjustment at the six (6) and nine (9) month anniversary of the Issuance Date. In the event that the Floor Price as of such dates is less than 70% multiplied by the volume weighted average price (VWAP) of the Common Stock during the five (5) trading day period immediately prior to such dates, the Floor Price is adjusted to such lesser amount.

Under the terms of the SPA, subject to certain conditions, upon effectiveness of a registration statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) registering all of the shares of Common Stock underlying the Auctus Note and the Warrants, Auctus agreed to provide the Company with an additional investment of up to $1,000,000 through the issuance of an additional note or notes, as applicable (the “Additional Notes” together with the Note, the “Notes”).

In connection with the SPA, the Company entered into a Registration Rights Agreement (the “RRA”) pursuant to which it shall (i) use its best efforts to file with the Commission the Registration Statement within ninety (90) days of the Issuance Date; and (ii) have the Registration Statement declared effective by the Commission within one hundred fifty (150) days of the Issuance Date.

The Auctus Notes and Warrants were not registered under the Securities Act, but qualified for exemption under Section 4(a)(2) and/or Regulation D of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since the investor agreed to, and received, the securities bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

There are no other events of a subsequent nature that in management’s opinion are reportable.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Index to the Financial Statements

(Audited)

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Quantum Computing, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Quantum Computing, Inc. (the “Company”) as of December 31, 2018, the related statement of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2019

Lakewood, CO

April 26, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Innovative Beverage Group Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Innovative Beverage Group Holdings, Inc. (the “Company”) as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity, and cash flows, for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will become a going concern. As described in Note 3 to the financial statements, the Company has no operations nor business plans, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC

We have served as the Company’s auditor since 2018.

Houston, Texas

August 15, 2018

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Balance Sheets

	December 31,	December 31
	2018	2017
ASSETS

Current assets
Cash and cash equivalents	$1,767,080	$-
Prepaid Expenses	23,179	-
Fixed Assets (net of depreciation)	6,897	-
Total assets	$1,797,156	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$54,018	$1,500
Accrued Expenses	89,584	-
Convertible promissory notes – related party	100,000	-
Convertible promissory notes	3,070,500	-
Total liabilities	3,314,102	1,500

Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 250,000,000 and 247,000,000 shares authorized; 4,724,161 and 943,735 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	472	94
Additional paid-in capital	10,935,029	9,871,180
APIC-Beneficial Conversion Feature in Equity	3,995,500
APIC-Stock Based Compensation	4,031,920
Subscription Receivable	(100,000)
Accumulated deficit	(20,379,867)	(9,872,774)
Total stockholders’ equity (deficit)	(1,516,946)	(1,500)
Total liabilities and stockholders’ equity (deficit)	$1,797,156	$-

The accompanying notes are an integral part of these audited financial statements.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Statement of Operations

(Audited)

	Twelve Months Ended
	December 31,
	2018	2017
Total revenue	$-	$-
Cost of revenue	-	-
Gross profit	-	-
Salaries	520,327	-
Consulting	322,278
Research & Development	250,640	-
Stock Based Compensation	4,182,014	-
Selling General & Administrative -Other	523,694	175,000
Operating expenses	5,798,953	175,000

Loss from Operations	(5,798,953)	(175,000)

Interest Expense - Promissory Notes	87,307
Interest Expense - Beneficial Conversion Feature	3,995,500
Asset Impairment Charge	625,333
Other income (expense)	(4,708,140)	-

Federal income tax expense	-	-

Net loss	$(10,507,093)	$(175,000)

Weighted average shares - basic and diluted	4,724,161	943,735
Loss per share - basic and diluted	$(2.22)	$(0.19)

The accompanying notes are an integral part of these audited financial statements.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Statement of Stockholders’ Deficit

For the Twelve Months Ended September 30, 2018

(Audited)

	Common Stock		Additional Paid	Accumulated
	Shares	Amount	in Capital	Deficit	Total

BALANCES, December 31, 2017	943,735	$94	$9,871,180	$(9,872,774)	$(1,500)

Issuance of shares for cash	2,980,426	298	1,063,849	-	1,064,147
Beneficial Conversion Feature			3,995,500		3,995,500
Subscription Receivable			(100,000)		(100,000)
Stock based compensation	800,000	80	4,031,920		4,032,000
Net loss	-	-	-	(10,507,093)	(10,507,093)
BALANCES, December 31, 2018	4,724,161	$472	$18,862,449	$(20,379,867)	$(1,516,946)

The accompanying notes are an integral part of these audited financial statements.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Statement of Cash Flows

(Audited)

	Twelve Months Ended
	December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,507,093)	$(175,000)
Adjustments to reconcile net income (loss) to net cash
Prepaid Expenses	(23,180)	-
Share Based Compensation	4,032,000	-
Depreciation	117	-
Accrued Expenses	89,584	-
Issuance of shares for legal settlement	-	173,500
Accounts payable	52,518	1,500
Beneficial Conversion Feature	3,995,500	-
CASH USED IN OPERATING ACTIVITIES	(2,360,554)	-

CASH FLOWS FROM INVESTING ACTIVITIES
Fixed Assets – Computer Software and Equipment	(7,014)	-
CASH USED IN INVESTING ACTIVITIES	(7,014)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Issuance of Convertible Promissory Notes	3,070,500	-
Proceeds from stock issuance	1,064,148	-
CASH PROVIDED BY FINANCING ACTIVITIES	4,134,648	-

Net increase in cash	1,767,080	-

Cash, beginning of period	-	-

Cash, end of period	$1,767,080	$-

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
NON-CASH INVESTING ACTIVITES
Subscription receivable created from issuance of note payable	$100,000	$-

NON-CASH FINANCING ACTIVITES
Note payable issued in exchange for a Subscription receivable	100,000	-
Common stock issued for compensation	4,032,000	-
Convertible Promissory Notes issued as Compensation – related party	$175,000	$-

The accompanying notes are an integral part of these financial statements.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

(Audited)

Note 1 – Organization and Summary of Significant Accounting Policies:

Organization:

Quantum Computing Inc., formerly known as Innovative Beverage Group Holdings, Inc. a Delaware corporation (the “Company”) was the surviving entity as the result of a merger between Ticketcart, Inc. and Innovative Beverage Group, Inc., both Nevada corporations. Innovative Beverage Group, Inc. was the surviving entity as the result of a merger between Kat-A-Tonic Distributing, Inc., a Texas corporation and United European Holdings, Ltd., a Nevada Corporation.

History

Quantum Computing Inc. (the “Company”), was incorporated in the State of Nevada on July 25, 2001 as Ticketcart, Inc. Ticketcart’s original business plan involved in the sale of ink-jet cartridges online. Ticketcart offered remanufactured and compatible cartridges for Hewlett-Packard, Epson, Lexmark, and Canon inkjet printers. On July 25, 2007, Ticketcart, Inc. acquired Innovative Beverage Group, Inc. and changed its name to Innovative Beverage Group Holdings, Inc. to better reflect its business operations at the time which was beverage distribution and product development. In 2013, Innovative Beverage Group Holdings, Inc. ceased operations. On May 22, 2017, one of Innovative Beverage Group Holdings, Inc.’s. shareholders, a North Carolina resident (the “Plaintiff”), filed suit against the Company. On August 28, 2017, the North Carolina Court, Superior Court Division (the “North Carolina Court”), entered a default judgment for Plaintiff and appointed an exclusive Receiver (the “Receiver”) over the Company. On October 4, 2017 the Receiver filed Articles of Incorporation in North Carolina for Innovative Beverage Group Holdings, Inc., a wholly-owned subsidiary of the Company, (“IBGH North Carolina”). On October 26, 2017, Innovative Beverage Group, Inc. redomiciled to North Carolina.

On January 22, 2018, while the Company was in receivership, the Company sold 500,000 shares (the “CRG Shares”) of its common stock to Convergent Risk Group (“CRG”), an entity owned and operated by the Company’s Chief Executive Officer, Robert Liscouski, for $155,000. On February 21, 2018, by written consent of the majority shareholder (Convergent Risk), Mr. Robert Liscouski (the Chief Executive Officer of Convergent Risk) and Mr. Christopher Roberts were elected as members of the Company’s Board of Directors. Mr. Liscouski was simultaneously elected as Chairman of the Board. The majority shareholder also directed the Company to take the necessary action to change its domicile from North Carolina to Delaware and change its name to Quantum Computing Inc. On February 21, 2018 the Company filed Articles of Conversion in North Carolina to convert the Company to a Delaware corporation with the name changed to Quantum Computing Inc. On February 22, 2018 the Company filed a Certificate of Conversion in Delaware to convert to a Delaware corporation with the name changed to Quantum Computing Inc. and re-domiciled to the state of Delaware on February 23, 2018.

Business

The Company’s business focuses on quantum computing software development. The Company intends to develop heterogeneous software that can run on the platforms that are under development by the quantum computer hardware industry. The Company’s initial focus will be on the security and financial services sectors. Other potential markets for quantum computing include artificial intelligence (“AI”), machine learning, genetics and pharmaceuticals. The Company intends to be a leading provider of software that can run on multiple quantum platforms.

Initially, the Company is focused on two main development efforts. First, we plan to focus on the development of quantitative financial related products such as financial portfolio optimization. The financial services industry has used quantitative financial software applications for several decades with some success. However, those existing products are limited in their performance due to the lack of computing power to solve these classes of optimization problems, which are known as “NP Complete Problems”. NP Complete Problems are a class of mathematical problems that can be solved in polynomial increments of time using a non-deterministic method. These NP Complete Problems require complex calculations, which cannot currently be performed in reasonable amounts of time using conventional, binary computer systems, with the exception of simple cases. These problems are intractable because of the inability of bit-based systems to handle complex non-deterministic problems. The recent developments in quantum annealing and other quantum hardware suggests that these problems will soon be solvable using these new technologies. The Company’s goal is to develop and implement quantum related algorithms to provide solutions to these NP Complete Problems in the area of financial optimization. Optimization algorithms are ideally suited to run on a class of quantum computers, known as “annealers,” that are currently becoming made available in the market by various manufacturers.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

(Audited)

The Company’s secondary market focus will be the field of cybersecurity, specifically encryption and decryption algorithms. Current encryption algorithms, such as DES (widely used in banking transactions), use codes based on the product of two very large prime numbers. To decrypt the message requires finding the factors of a very large number, which can be done with current computers, but takes unacceptably long amounts of time. The factorization process can be performed much more rapidly using algorithms running on a quantum computer. The other aspect of cybersecurity that we will work on is development of encryption algorithms that are either “quantum resistant”, i.e. difficult for quantum computer to crack, or “quantum based”, i.e., that use principals of quantum physics to create a quantum based code that is difficult for both conventional and quantum computers to break. Information security has a number of components, of which encryption is an important tool. Encryption is vital to e-commerce, banking, cellular communication, and protecting email, websites and online identities because unprotected data can be stolen and misused.

Business Strategy

The Company plans to enter the market for high performance computers and software applications, specifically focusing on what are known as “quantum computers”. The Company has assembled a team of experienced engineers in super computing technology and quantum mathematics, which will focus on design and development of several quantum software applications that target solutions to problems including non-deterministic polynomial applications.

The Company has hired physicists, applied mathematicians (algorithm developers) and software developers to support the technical team in developing and designing quantum software applications.  Applied mathematicians develop the algorithms and algorithm/software developers design software solutions utilizing the algorithms provided to them by mathematicians. Software engineers test the algorithm code to ensure reliable and accurate performance of the software product.

In addition, the Company has retained outside leading industry experts from well-known institutions from the financial services industry and leading financial institutions, and expects to retain additional advisors from cybersecurity firms and government agencies to serve as technical advisors to the Company. We have formed an advisory board of additional subject matter experts, which is expected to assist us to shape our business strategy and direction as well as work with us to establish our market approach. QCI is also pursuing US Government initiatives in quantum computing and AI, including grants and funding, that are fostering U.S. innovation in those domains.

The Company does not currently intend to be a hardware manufacturer. However, due to the cutting-edge nature of quantum computing and the high cost and limited availability of quantum computers, as well as limitations on the capabilities of existing quantum simulators, we may find it necessary over the next two years to develop our own quantum simulators upon which we can develop and test our quantum software products. If such development becomes necessary, our simulators are expected to emulate the characteristics and capabilities of a quantum computer such as superposition and quantum entanglement. Our plan is to license our software as a cloud based service, but we are not ruling out selling turn-key hardware systems that would incorporate and support our own quantum inspired computing solutions.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

(Audited)

The Company’s technical leadership intends to leverage industry expertise and innovative methods to develop quantum computer application solutions capable of solving increasingly complex problems in a more rapid and thorough manner.  The Company will initially focus on addressing computational problems in the financial services, and cybersecurity quantum-secure encryption markets, followed later by addressing problems in the AI and genetics marketplaces.

The Company’s fiscal year end is December 31.

Basis of Presentation:

The accompanying Balance Sheet as of December 31, 2018, has been prepared in accordance with U.S. GAAP. In the opinion of management, the accompanying financial statements contain all adjustments necessary to present fairly the financial position of the Company as of December 31, 2018, and the cash flows and results of operations for the twelve months then ended. Such adjustments consisted only of normal recurring items. The accounting policies followed by the Company are set forth in Note 1 to the Company’s consolidated financial statements contained in the Company’s 2017 Annual Disclosure, filed with OTCMarkets.com, and it is suggested that these financial statements be read in conjunction therewith.

Use of Estimates:

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of assets and liabilities, and correspondingly revenues and expenses, depends on future events, the preparation of financial statements for any period necessarily involves the use of estimates and assumption an example being assumptions in valuation of stock options. Actual amounts may differ from these estimates. These financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below.

Cash and Cash Equivalents

The Company’s policy is to present bank balances under cash and cash equivalents, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Property and Equipment

Property and equipment is stated at cost or contributed value. Depreciation of furniture, software and equipment is calculated using the straight line method over their estimated useful lives, and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term (which is 5 years). The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment.

Net Loss Per Share:

Net loss per share is based on the weighted average number of common shares and common shares equivalents outstanding during the period.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

(Audited)

Note 2 – Federal Income Taxes:

The Company has made no provision for income taxes because there have been no operations to date causing income for financial statements or tax purposes.

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards Number 109 (“SFAS 109”). “Accounting for Income Taxes”, which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

	December 31,
	2018	2017
Net operating loss carry-forwards	$651,191	$61,250
Valuation allowance	(651,191)	(61,250)
Net deferred tax assets	$-	$-

At December 31, 2018, the Company had net operating loss carry forwards of approximately $651,191.

The Company experienced a change in control during the year and therefore no more than an insignificant portion of this net operating allowance will ever be used against future taxable income.

Note 3 – Going Concern

The Company’s financial statements have been prepared on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has earned no revenue from operations in the twelve-month periods ended December 31, 2018 and 2017, and has an accumulated deficit of $20,379,867 and $9,872,774 respectively. The Company’s ability to continue as a going concern is dependent upon its ability to develop additional sources of capital or ultimately acquire an entity which the Company hopes will become profitable at some time in the near future. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Management is seeking new capital to revitalize the Company.

Note 4 – Financial Accounting Developments:

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Note 5 – Subscription Receivable

The Company assumed a promissory note from one of the Initial Investors to Convergent Risk Group, LLC (see Note 9 – Related Parties) in the amount of $100,000, which is payable by the Initial Investor on or before December 31, 2018. The promissory note was issued in payment for a promissory note from Convergent to the Initial Investor, which has also been assumed by the Company in exchange for a Convertible Promissory Note in the amount of $100,000, convertible to Company common shares at a conversion price of $0.10 per share. If the promissory note is paid in full on or before June 30, 2019, the Company’s Convertible Promissory Note will convert and shares will be issued. If the promissory note is not paid in full on or before June 30, 2019, the Company’s Convertible Promissory Note held by this investor will be cancelled, and no shares will be issued.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

(Audited)

Note 6 – Property and Equipment

	December 31,	December 31,
Classification	2018	2017
Hardware & Equipment	$7,014	$-
Software	0	-
Total cost of property and equipment	7,014	-
Accumulated depreciation	117	-
Property and equipment, net	$6,897	$-

The Company made Property and Equipment acquisitions of $677,014 during the twelve months ended December 31, 2018. As of December 31, 2018, the Company determined that some of the acquired property and equipment, consisting of a secure IT system, comprised of hardware and software purchased from a related party, had been impaired and wrote off the full amount of the $670,000 purchase price. The total impairment expense recognized by the Company in 2018 was $625,333, which was the entire net book value of the secure IT system, net of accumulated depreciation. Depreciation expense on the IT system recorded during the year was $44,667.

Note 7 – Convertible Promissory Notes

In March 2018 the Board authorized the Company to issue non-interest bearing convertible promissory notes at a conversion price of $0.10 per share to the Initial Investors and others and $500,000 of these convertible notes have been issued, for which only $225,000 has been received by the Company in cash.

On May 24, 2018 the Board authorized a private placement of convertible promissory notes in the aggregate amount up to $15,000,000 at a conversion price of $1.00 per share (the “Convertible Note Offering”).  The Notes accrue interest at eight percent (8%) per annum and are convertible into common stock of the Company at any time prior to or at the Maturity Date, twelve months from the Issuance Date.  In connection with the $1.00 Convertible Note Offering, the Company has received funds of $3,495,500 as of December 31, 2018. The Board terminated the Convertible Note Offering in October, 2018.

In total, the Company has issued convertible promissory notes of principal value $3,995,500, for which the Company has received a total of $3,720,500 in funds.

The convertible promissory notes were issued at different times during the year, and the difference between the conversion prices of the notes and the fair market value of the Company’s common stock at the date of the investment, as measured by the closing price on the OTC Markets, was recorded as a Beneficial Conversion Feature interest expense.

Note 8 – Capital Stock:

On March 1, 2018 the Board authorized the Company to raise up to $500,000 of equity capital at price of $0.40 per share of common stock (the “Initial Raise”). In connection with the Initial Raise, the Company received subscriptions for $75,000, and issued shares of restricted common stock pursuant to the Subscription Agreements. On September 5, 2018 the Board formally concluded the Initial Raise and ceased accepting investments.

On April 13, 2018, The Company’s board of directors authorized a 1:200 reverse stock split on the shares of the Company’s common stock. Accordingly, all references to numbers of common shares and per-share data in the accompanying financial statements have been adjusted to reflect the stock split on a retroactive basis. The Board and the majority stockholder also amended the Company’s Articles of Incorporation to increase the authorized capital of the company to 260,000,000 shares, consisting of 250,000,000 shares of common stock and 10,000,000 shares of preferred stock.

In September 2018, the Company issued 4,800,000 shares of restricted common stock to key management and technical personnel, pursuant to their respective employment agreements which were entered into and executed in July 2018 and made effective as of March 1, 2018, the date employment with the Company commenced. The Company recognized stock based compensation expense of $24.2 million in connection with the grants of stock to key management and technical personnel, pursuant to ASC 718. The expense amount was calculated based on the closing price of the Company stock on the OTC Markets on the date the grants were executed. In November 2018, two of the key management employees resigned from the Company and returned all of their stock grants to the Company, for a total of 4,000,000 shares. The return of the stock grants was treated as a forfeiture under ASC 718 and accordingly the Company reversed $20.16 million of the stock based compensation expense after the shares were returned to the Company and cancelled.

QUANTUM COMPUTING INC.

(Formerly Innovative Beverage Group Holdings, Inc.)

Notes to Financial Statements

(Audited)

The terms of the employee stock grants are spelled out in Restricted Stock Agreements and Lock Up Agreements (the “Stock Agreements”), which the Company entered into with each employee. The Stock Agreements specify that the stock grants are subject to restrictions spelled out in a restrictive legend, and that the grants vest in full upon the first date of employment.  In addition, the employee is also subject to the Lock Up Agreement for three years from the date of employment. The Lock Up Agreement precludes the employee from selling, granting, lending, pledging, offering or in any way, directly or indirectly disposing of the shares granted by the Company. Because one hundred percent (100%) of the shares vest on the first day of employment, the employee has all of the rights of a shareholder including the ability to receive dividends and vote the shares. However, if the employee terminates their employment prior to the third anniversary of his/her date of hire, the Company has a right to recoup a portion of the stock grant. Specifically, the Company can recoup two thirds of the stock grant until the second anniversary date, and one third of the stock grant between the second and third anniversary dates.   After the third anniversary date, the Company has no further recoupment rights.

To properly account for the compensation expense associated with the stock grants under ASC 718, we first analyzed whether there was a “requisite service period” associated with the stock grants. Because the shares vest immediately, we determined that there was no requisite service period, and the employees received taxable compensation as of the date of grant. We also examined whether there were conditions associated with the employee stock grants that would affect recording of compensation expense. We determined that the Company’s recoupment or “clawback” right constitutes a contingent feature of a stock grant such as a clawback feature that should be accounted for if, and when, the contingent event occurs, Moreover, while the company has a legal right to recoup shares under certain conditions, in practice there are a number of procedural hurdles we would have to overcome to actually get the shares back if the terminated employee does not voluntarily surrender the certificate, and there is no guarantee we would succeed. Therefore, because the restricted stock grants vested in full upon the Effective Date, and the clawback right is a contingent condition, in accordance with ASC 718 we determined that the full amount of the fair market value of the shares should be recognized as compensation expense as of the date of the grant, rather than recognizing the stock based compensation expense pro rata over the three year period of the contingent clawback feature.

In October 2018 the Company converted $725,000 principal amount of Convertible Promissory Notes, plus $16,711 of accrued interest, into 1,510,377 shares of common stock. The Company also issued 130,000 shares of common stock to CNLT, LLC, pursuant to an anti-dilution provision associated with the shares held by CNLT.

In December 2018 the Company converted $100,000 principal amount of Initial Investor promissory notes, plus accrued interest of $2,422, into 1,002,422 shares of common stock.

Note 9 – Related Party Transactions

Convergent Risk Group, LLC

To finance the acquisition of the control block of shares in IBGH, an investor group (the “Initial Investors.”), loaned Convergent Risk Group, LLC (Convergent) $275,000, in exchange for Promissory Notes from Convergent (the “Promissory Notes”) in the total amount of $275,000. Convergent, a Virginia limited liability company, is owned 100% by Mr. Robert Liscouski, who is the CEO and currently the majority shareholder of the Company. To induce Mr. Liscouski to serve as CEO of the Company, the Company assumed the “Promissory Notes” in the total amount of $275,000 and certain liabilities (the “Liabilities”). The Liabilities and the Promissory Notes are collectively the “Convergent Liabilities.” The Convergent Liabilities assumed by the Company were exchanged for Convertible Promissory Notes issued by the Company for $275,000 (the same amount that Convergent had issued them for).    The Convertible Promissory Notes accrue interest at eight percent (8%) per annum and are convertible into common stock of the Company at a conversion price of $0.10 per share at any time prior to or at August 10, 2019.    The Company also assumed a promissory note from one of the Initial Investors to Convergent in the amount of $100,000, which is payable on or before June 30, 2019.   While the conversion of the Convertible Promissory Notes is mandatory at the maturity date, August 10, 2020, the election to convert is at the option of the Initial Investor. The Company has no obligation to repay the Initial Investors in cash.  However, the conversion of the Convertible Promissory Notes will result in dilution of other shareholders once the Initial Investors convert their notes into the Company’s common stock.

REMTCS, Inc.

To provide the Company with a highly secure development environment and intra-company data management and communication system, the Company contracted with REMTCS, Inc. (“REMTCS”), an entity wholly owned by Richard Malinowski, who was the Company’s Chief Technology and Operations Officer at the time, to acquire the necessary hardware and software, configure and install the REMTC proprietary security system, known as “PASS.” The total cost of the PASS System was approximately $670,000 which the Company paid to REMTCS. In November 2018, Mr. Richard Malinowski informed the Company of his decision to resign as Chief Technology and Operations Officer and the Board accepted his resignation and that of Mr. Thomas Kelly. The Company and REMTCS have unwound the PASS agreement and the Company expects to receive approximately $670,000 back from Mr. Malinowski and REMTCS. The Company determined that the PASS System was unusable and therefore impaired, and wrote off the remaining undepreciated value of the PASS system as of December 31, 2018. In March 2019 the Company commenced litigation in New Jersey state court against REMTCS, Mr. Malinowski and Mr. Kelly to recover the cost of the PASS System.

Note 10 – Subsequent Events:

In March 2019 the Company issued 25,000 shares of common stock to Lyons Capital, LLC, an investor relations firm, as compensation for services pursuant to the terms of an agreement the Company entered into with Lyons Capital in December 2018

There are no other events of a subsequent nature that in management’s opinion are reportable.

500,000 Shares of Common Stock Underlying Convertible Notes

1,125,000 Shares of Common Stock Underlying Warrants to Purchase Common Stock

Quantum Computing Inc.

PROSPECTUS

December 6, 2019